SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM U5S




                                  ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1999





       FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY

                                  CINERGY CORP.
                             139 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202

       (Name and address of each registered holding company in the system)

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
  ITEM                                                                   PAGE
 NUMBER                                                                 NUMBER
--------                                                               --------

   1          System Companies and Investments Therein
                      as of December 31, 1999..........................    3-9

   2          Acquisitions or Sales of Utility Assets..................     12

   3          Issue, Sale, Pledge, Guarantee, or Assumption
                of System Securities...................................     13

   4          Acquisition, Redemption, or Retirement of
                System Securities......................................     14

   5          Investments in Securities of Nonsystem Companies.........  15-16

   6          Officers and Directors

                  Part I.    Name, principal business
                             address, and positions held as
                             of December 31, 1999......................  17-49

                  Part II.   Financial connections as of
                             December 31, 1999.........................     50

                  Part III.  Compensation and other
                             related information.......................     51

   7          Contributions and Public Relations.......................     52

   8          Services, Sales, and Construction Contracts..............     53

                  Part I.    Intercompany sales and service............     53

                  Part II.   Contracts to purchase services or
                             goods between any system company
                             and any affiliate.........................     53

                  Part III.  Employment of any person by any
                             system company for the performance
                             on a continuing basis of management
                             services..................................     53


   9          Exempt Wholesale Generators (EWGs) and Foreign
                Utility Companies (FUCOs)..............................  54-68

  10          Financial Statements and Exhibits

                Index to Financial Statements..........................  69-71
                Exhibits...............................................  72-88

              Signatures...............................................     89


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999


                                                              NUMBER OF         % OF
                                                               COMMON          VOTING      ISSUER'S          OWNER'S       UNSECURED
              NAME OF COMPANY                                SHARES OWNED      POWER      BOOK VALUE        BOOK VALUE        DEBT
(Indentation indicates subsidiary relationship)                                                       (dollars in thousands)

CINERGY CORP. (CINERGY)

  THE CINCINNATI GAS & ELECTRIC COMPANY (CG&E)                89,663,086       100       $1,659,165        $1,659,165           -
    The Union Light, Heat and Power Company (ULH&P)              585,333       100          132,050           132,050           -
    Tri-State Improvement Company (Tri-State)                      1,000       100           39,944            39,944        $38,143
    Lawrenceburg Gas Company (Lawrenceburg)                       10,768       100            7,411             7,411           -
    The West Harrison Gas and Electric Company (West Harrison)     2,000       100              380               380           -
    Miami Power Corporation (Miami)                                1,000       100               11                11           -
    KO Transmission Company (KO Transmission)                         10       100              584               584           -

  PSI ENERGY, INC. (PSI) (1)                                  53,913,701       100        1,055,697         1,055,697           -
    South Construction Company, Inc. (South Construction)             10       100             -                 -              -

  Cinergy Services, Inc. (Services)                                   50       100           (1,828)           (1,828)          -

  CINERGY INVESTMENTS, INC. (INVESTMENTS)                            100       100           62,835            62,835           -
    CINERGY-CADENCE, INC.                                            100       100           (3,268)           (3,268)          -
      Cadence Network LLC (Cadence)                                  N/A        33              780               780           -
    CINERGY CAPITAL & TRADING, INC. (CAPITAL & TRADING)              100       100           36,409            36,409           -
      CinCap MVC OpCo, LLC (2)                                       N/A       100               38                38           -
      CinCap IV, LLC                                                 N/A        10           (1,278)           (1,278)          -
      CinCap V, LLC                                                  N/A        10             (565)             (565)          -
      CinCap VI, LLC                                                 N/A       100            7,340             7,340           -
      CINCAP VIII, LLC (3)                                           N/A       100              (40)              (40)          -
        VMC GENERATING COMPANY (4)                                   N/A        50             -                 -              -
          CinCap VII, LLC (5)                                        N/A       100             -                 -              -
          Duke Energy Madison, LLC (6)                               N/A       100             -                 -              -
          Duke Energy Vermillion, LLC (7)                            N/A       100             -                 -              -
      Westwood Operating Company, LLC                                N/A       100           (2,689)           (2,689)          -
      CinPower I, LLC                                                N/A       100            1,680             1,680           -
      Cinergy Marketing & Trading, LLC (8)                           N/A       100           38,571            38,571           -
    CINERGY COMMUNICATIONS, INC. (COMMUNICATIONS)                    100       100           (1,326)           (1,326)          -
      Cinergy Telecommunications Networks Holdings, Inc. (9)         N/A       100             -                 -              -
      Lattice Communications, LLC (10)                               N/A       100           34,060            34,060           -
    Cinergy Engineering, Inc. (Engineering)                          100       100              (84)              (84)          -
    CINERGY-CENTRUS, INC. (11)                                       100       100              185               185           -
      Centrus, LLP  (12)                                             N/A        33             -                 -              -
    Cinergy-Centrus Communications, Inc.  (13)                       500       100             (312)             (312)          -
    Cinergy Resources, Inc.                                           10       100           (6,294)           (6,294)          -
    CINERGY SOLUTIONS, INC. (SOLUTIONS)                              100       100           (1,535)           (1,535)          -
      1388368 Ontario Inc. (14)                                      100       100               20                20           -
      3036243 Nova Scotia Company (15)                               100       100             -                 -              -
        Cinergy Solutions Limited Partnership (16)                   N/A       100           20,020            20,020           -
      Cinergy Business Solutions, Inc. (17)                          500       100            2,362             2,362           -
        Rose Technology Group Limited (18)                             1       100             -                 -              -
      Cinergy Customer Care, Inc.*                                   500       100             -                 -              -
      Cinergy EPCOM, LLC (19)                                        N/A       100             -                 -              -
      Cinergy EPCOM College Park, LLC (20)                           N/A       100             -                 -              -
      Cinergy Solutions of Golden, Inc.* (21)                        100       100             -                 -              -
      Cinergy Solutions of Tuscola, Inc.                             100       100             (543)             (543)          -
      Energy Equipment Leasing LLC*                                  N/A        49             -                 -              -
      Trigen-Cinergy Solutions LLC (Trigen-Cinergy)                  N/A        50            3,678             3,678           -
      Trigen-Cinergy Solutions of Ashtabula, LLC (22)                N/A        49              537               537           -
      Trigen-Cinergy Solutions of Baltimore LLC                      N/A        49            1,411             1,411           -
      Trigen-Cinergy Solutions of Boca Raton, LLC                    N/A        51            3,205             3,205           -
      Trigen-Cinergy Solutions of Cincinnati LLC
        (Trigen-Cinergy Cincinnati)                                  N/A        51              (63)              (63)          -
      Trigen-Cinergy Solutions of College Park, LLC (23)             N/A        49               30                30           -
      Trigen-Cinergy Solutions of Danville LLC* (24)                 N/A        49             -                 -              -
      Trigen-Cinergy Solutions of Illinois L.L.C.
        (Trigen-Cinergy Illinois)                                    N/A        49             -                 -              -
      Trigen-Cinergy Solutions of Lansing LLC (25)                   N/A        51             -                 -              -
      Trigen-Cinergy Solutions of Orlando LLC                        N/A        51              (14)              (14)          -
      Trigen-Cinergy Solutions of Owings Mills LLC (26)              N/A        49             -                 -              -
      Trigen-Cinergy Solutions of Owings Mills Energy
        Equipment Leasing, LLC (27)                                  N/A        49             -                 -              -
      Trigen-Cinergy Solutions of Rochester LLC (28)                 N/A        49             -                 -              -
      Trigen-Cinergy Solutions of Silver Grove LLC (29)              N/A        49             -                 -              -
      Trigen-Cinergy Solutions of St. Paul LLC                       N/A        49             -                 -              -
        St. Paul Cogeneration LLC                                    N/A        50             -                 -              -
      Trigen-Cinergy Solutions of Tuscola, LLC                       N/A        49            5,912             5,912           -
    CINERGY SUPPLY NETWORK, INC.                                     500       100             (335)             (335)          -
      Reliant Services, LLC                                          N/A        50            2,832             2,832           -
    Cinergy Technology, Inc. (Technology)                            100       100             (251)             (251)          -
    Enertech Associates, Inc. (Enertech)                             100       100          (15,483)          (15,483)          -

  CINERGY GLOBAL RESOURCES, INC. (GLOBAL RESOURCES)                  100       100           23,010            23,010           -
    CINERGY GLOBAL POWER, INC. (GLOBAL POWER)                        100       100           96,886            96,886           -
      CINERGY GLOBAL ELY, INC.                                       100       100            1,483             1,483           -
        EPR Ely Power Limited                                    214,186        30            4,942             4,942           -
          EPR Ely Limited                                      1,000,000       100              595               595           -
            Ely Power Limited* (30)                                    2       100             -                 -              -
            Anglian Straw Limited (31)                               100       100              (70)              (70)          -
      CINERGY GLOBAL FOOTE CREEK, INC. (32)                          100       100           14,374            14,374           -
        Foote Creek III, LLC (33)                                    N/A       100           14,031            14,031           -
      CINERGY GLOBAL FOOTE CREEK  II, INC. (34)                      100       100             -                 -              -
        Foote Creek II, LLC (35)                                     N/A       100             -                 -              -
      Cinergy Global Power Services Limited                    1,001,000       100             -                 -              -
        Cinergy Global Power Limited*                                  2       100             -                 -              -
        MPI International Limited*                                     2       100             -                 -              -
      Cinergy Global Power (UK) Limited (36)                     758,242       100             -                 -              -
        Cinergy Global Trading Limited (37)                      184,908       100             -                 -              -
      CINERGY GLOBAL SAN GORGONIO, INC.                              100       100             -                 -              -
        San Gorgonio Westwinds II, LLC                               N/A        50             -                 -              -
      CINERGY GLOBAL HOLDINGS, INC.                                  500       100             -                 -              -
        CINERGY HOLDINGS B.V.                                      7,652       100          140,504           140,504           -
          CINERGY ZAMBIA B.V.                                      4,525       100           47,041            47,041           -
            Copperbelt Energy Corporation PLC (Copperbelt)     3,890,000      39.4          119,394           119,394           -
          CINERGY TURBINES B.V.                                      650       100            2,202             2,202           -
            EOS PAX I S.L. (EOS I)                                   485      48.5            1,499             1,499           -
            EOS PAX IIa S.L. (EOS II)                                485      48.5              703               703           -
          CINERGY HYDRO B.V.                                     130,001       100            1,445             1,445           -
            CONSTRUCCIONES Y REPRESENTACIONES
                INDUSTRIALES S.A. (CRISA)                         85,908      95.5            1,513             1,513           -
              Cinergy Global Power Iberia, S.A. (Iberia)* (38)     1,000       100             -                 -              -
                Escambeo, S.L.* (39)                               2,500        50             -                 -              -
              Parque Eolico de Ascoy, S.A. (Ascoy) (40)            8,335      19.5            1,414             1,414           -
              Ventoabrego, S.L.* (41)                              2,500        50             -                 -              -
            Vendresse Limited*                                         1       100             -                 -              -
            CINERGY 1 B.V.                                            50       100            6,617             6,617           -
              Startekor Investeeringute OU (Startekor)            26,800        67            9,876             9,876           -
                Aktsiaselts Narva Elektrivork (Narva)            843,137        67           14,741            14,741           -
            CINERGY GLOBAL RESOURCES 1 B.V.                          400       100           81,631            81,631           -
              Moravske Teplarny a.s. (Teplarny)                       11       100           13,859            36,150           -
              Plzenska Energetika s.r.o. (Energetika)        489,157,000       100           19,784            17,588           -
              Cinergy Global Resources a.s.                            2       100             (270)             (270)          -
              Cinergetika U/L a.s. (Cinergetika) (42)                701      99.9           21,191            22,122           -
              Energetika Chropyne a.s. (Chropyne) (43)               125       100            4,384             1,606           -
              Teplarna Otrokovice a.s. (Otrokovice) (44)          55,608        12             -                 -              -
            CINERGY 2 B.V.                                           500       100            1,568             1,568           -
              Desarrollo Eolico del Ebro S.A. (Desebro)            3,608        50            3,136             3,136           -
              Northeolic Pico Gallo, S.L.* (45)                      251      33.4             -                 -              -
              Desarrollos Eolico El Aguila, S.A.* (46)               130      11.5             -                 -              -
              Sinergia Aragonesa, S.L.* (47)                         200        20             -                 -
          CINERGY GLOBAL BAGHABARI I B.V. (48)                       400       100             -                 -              -
            Baghabari Power Company Limited (49)                       2        50             -                 -              -
          CINERGY GLOBAL BAGHABARI II B.V. (50)                      400       100             -                 -              -
            Baghabari Power Company Limited (49)                       2        50             -                 -              -
          Cinergy Global 3 B.V.* (51)                             18,152       100             -                 -              -
          Cinergy Global 4 B.V.* (52)                             18,152       100             -                 -              -
      CINERGY GLOBAL (CAYMAN) HOLDINGS, INC.* (53)                   100       100             -                 -              -
        Cinergy Global Hydrocarbons Pakistan*                        100       100             -                 -              -
        Cinergy Global Tsavo Power* (54)                             100       100             -                 -              -
        Cinergy MPI IV, Inc.*                                        100       100             -                 -              -
        Cinergy MPI V, Inc.*                                         100       100             -                 -              -
        Cinergy MPI VI, Inc.*                                        100       100             -                 -              -
        Cinergy MPI VII, Inc.*                                       100       100             -                 -              -
        Cinergy MPI VIII, Inc.*                                      100       100             -                 -              -
        Cinergy MPI IX, Inc.*                                        100       100             -                 -              -
        Cinergy MPI X, Inc.*                                         100       100             -                 -              -
        Cinergy MPI XI, Inc.*                                        100       100             -                 -              -
        Cinergy MPI, XII, Inc.*                                      100       100             -                 -              -
        Cinergy MPI XIII, Inc.*                                      100       100             -                 -              -
        Cinergy MPI XIV, Inc.*                                       100       100             -                 -              -
        Cinergy MPI XV, Inc.*                                        100       100             -                 -              -
      Midlands Hydrocarbons (Bangladesh) Limited (Semutang)    4,535,000       100            7,594             7,594           -
      Powermid No. 1*                                                  2       100             -                 -              -
    CINERGY UK, INC. (CINERGY UK)                                  1,000       100         (106,905)         (106,905)          -
    PSI ARGENTINA, INC. (ARGENTINA)*                                 100       100           18,808            18,808           -
      Costanera Power Corp. (Costanera)*                             100       100             -                 -              -
   PSI Energy Argentina, Inc.*                                       100       100           25,750            25,750           -



   *  Inactive at December 31, 1999.
   -  Amounts are less than $1,000.

   Notes are on the next page.

ITEM 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  1999
                                   (CONTINUED)

(1) PSI also has voting cumulative preferred stock outstanding at December 31, 1999, as follows:

                CLASS                SHARES OUTSTANDING           VOTE PER SHARE
                -----                ------------------           --------------
            Par value $100                639,626                     1 vote
            Par value $ 25                317,924                    1/4 vote

(2) CinCap MVC OpCo, LLC, a Delaware limited liability company, was formed in September 1999 to provide operational services to VMC Generating Company.

(3) CinCap VIII, LLC, a Delaware limited liability company, is dedicated to holding Cinergy's 50% interest in VMC Generating Company.

(4) VMC Generating Company, a Texas general partnership, was formed in September 1999 to hold all of the equity interests in three special-purpose companies (i.e., CinCap VII, LLC, Duke Energy Madison, LLC and Duke Energy Vermillion, LLC) developing three separate exempt wholesale generator ("EWG") electric generating facilities, two of which stations are located in Indiana and one in Ohio. The partnership is jointly owned by CinCap
     VIII, LLC and Duke Energy Trenton, LLC, a subsidiary of Duke Energy Corporation.

(5) CinCap VII, LLC, a Delaware limited liability company, was formed in December 1998 to own an electric generation peaking plant to be developed in Cadiz, Indiana. CinCap VIII, LLC is an EWG.

(6) Duke Energy Madison, LLC, a Delaware limited liability company, was formed to develop and own an electric generation peaking plant in Madison, Indiana. Duke Energy Madison, LLC is an EWG. Cinergy acquired its 50% ownership interest in Duke Energy Madison, LLC in September 1999 by means of VMC Generating Company.

(7) Duke Energy Vermillion, LLC, a Delaware limited liability company, was formed to develop and own an electric generation peaking plant in Vermillion, Ohio. Duke Energy Vermillion, LLC is an EWG. Cinergy acquired its 50% ownership interest in Duke Energy Vermillion, LLC in September 1999 by means of VMC Generating Company.

(8) Cinergy Marketing & Trading, LLC (formerly known as Producers Energy Marketing, LLC) was renamed in 1999.

(9) Cinergy Telecommunications Networks Holdings, Inc., a Delaware company, was formed in December 1999 to hold Cinergy's interest in one or more exempt telecommunications companies ("ETC's").

(10) Lattice Communications, LLC, a Delaware limited liability company, was formed in January 1999 to acquire and develop a portfolio of communication towers in the Midwest and lease space to wireless communication providers. Lattice Communications, LLC is an ETC.

(11) Cinergy-Centrus, Inc., a Delaware corporation, filed a notice at the Federal Communications Commission ("FCC") relinquishing its ETC status during 1999. Cinergy is in the process of dissolving this company.

(12) Centrus, LLP, an Indiana limited liability partnership, also filed a notice at the FCC relinquishing its ETC status during 1999. Cinergy is in the process of dissolving this entity.

(13) Cinergy-Centrus Communications, Inc., a Delaware corporation, also filed a notice at the FCC relinquishing its ETC status during 1999. Cinergy is in the process of dissolving this company.

(14) 1388368 Ontario, Inc., an Ontario company, was formed in December 1999 to facilitate the financing of the Rose Technology Group Limited acquisition by Cinergy Business Solutions, Inc.

(15) 3036243 Nova Scotia Company, a Nova Scotia company, was also formed in December 1999 to facilitate the financing of the Rose Technology Group Limited acquisition by formerly Cinergy Business Solutions, Inc.

(16) Cinergy Solutions Limited Partnership, an Ontario partnership, was also formed in December 1999 to facilitate the financing of the Rose Technology Group Limited acquisition by Cinergy Business Solutions, Inc.

(17) Cinergy Business Solutions, Inc., a Delaware corporation, through its acquisition of Rose Technology Group, expanded its United States based energy management business into Canada.

(18) Rose Technology Group, an Ontario company, was acquired in December 1999 to market energy-related services to industrial and commercial customers in Canada.

(19) Cinergy EPCOM, LLC, a Delaware limited liability company, was formed in August 1999 to market various utility-related engineering, procurement, construction, operation, and maintenance functions.

(20) Cinergy EPCOM College Park, LLC, a Delaware limited liability company, was formed in August 1999 to perform various utility-related engineering, procurement, construction, operation, and maintenance functions at the University of Maryland.

(21) Cinergy Solutions of Golden, Inc., a Delaware corporation, was formed in March 1999 to acquire certain existing cogeneration assets located in Golden, Colorado.

(22) Trigen-Cinergy Solutions of Ashtabula, LLC, a Delaware limited liability company, was formed in April 1999 to develop, construct, operate, and maintain energy facilities located in Ashtabula, Ohio, and to sell associated electricity and other energy-related products and services.

(23) Trigen-Cinergy Solutions of College Park, LLC, a Delaware limited liability company, was formed in February 1999, to operate and maintain cogeneration equipment located in College Park, Maryland and owned by the University of Maryland.

(24) Trigen-Cinergy Solutions of Danville LLC, a Delaware limited liability company, was formed in November 1999 to acquire existing cogeneration assets.

(25) Trigen-Cinergy Solutions of Lansing LLC, a Delaware limited liability company, was formed in November 1999 to enter an LLC Agreement with US Filter Operating Services, Inc. to develop, construct, and operate certain energy facilities to be located at the General Motors Corporation in Lansing, Michigan.

(26) Trigen-Cinergy Solutions of Owings Mills LLC, a Delaware limited liability company, was formed in September 1999 to develop, construct, operate, and maintain certain energy facilities to be located at the Sweetheart Cup Corporation in Owings Mills, Maryland.

(27) Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC, a Delaware limited liability company, was formed in October 1999 to lease, sell, or finance energy-related equipment.

(28) Trigen-Cinergy Solutions of Rochester LLC, a Delaware limited liability company, was formed in October 1999 to provide energy services to Kodak Park in Rochester, New York.

(29) Trigen-Cinergy Solutions of Silver Grove LLC, a Delaware limited liability company, was formed in March 1999 to provide energy and other services to the Lafarge Gypsum manufacturing plant in Silver Grove, Kentucky. These services will include the design, installation, and operation of a combined heat and power system.

(30) Ely Power Limited, was formed under the laws of England and Wales in 1997. Cinergy acquired an indirect 30% interest in this entity during September 1999. Ely Power Limited previously held a power purchase agreement for a 36 megawatt ("MW") straw-fired power plant at Ely, United Kingdom. Ely Power Limited is currently dormant.

(31) Anglian Straw Limited, a company formed under the laws of England in 1990, was acquired in September 1998.

(32) Cinergy Global Foote Creek, Inc., a Delaware corporation, was formed in May 1999 to hold Cinergy's interest in Foote Creek III, LLC.

(33) Foote Creek III, LLC, a Delaware limited liability company, was acquired in August 1999 and is an EWG. Foote Creek III, LLC is a wind farm located near Laramie, Wyoming and has an electric generation capacity of 25 MW.

(34) Cinergy Global Foote Creek II, Inc., a Delaware corporation, was formed in November 1999 to hold Cinergy's interest in Foote Creek II, LLC.

(35) Foote Creek II, LLC, a Delaware limited liability company, was established to acquire a wind farm located near Laramie, Wyoming with an electric generation capacity of 1.8 MW.

(36) Cinergy Global Power (UK) Limited was formed in February 1998 under the laws of England and owns and operates a 29 MW gas turbine generator located near Redditch, Worscestershire, United Kingdom, which supplies wholesale electricity. This company is a foreign utility company ("FUCO").

(37) Cinergy Global Trading Limited was formed in May 1999, under the laws of England, and is involved in the marketing of gas and electricity in connection with Cinergy's European FUCO businesses.

(38) Cinergy Global Power Iberia, S.A., a Spanish company, was formed in June 1998 and holds Cinergy's 50% interest in Escambeo, S.L.

(39) Escambeo, S.L., a Spanish company, was formed in December 1999 to develop a wind farm with installed electric generating capacity of 50 MW in Galacia, Spain.

(40) Parque Eolico de Ascoy, S.A., a Spanish company, was acquired in April 1998 and is a FUCO. Parque Eolico de Ascoy, S.A. is a wind farm located in the Murcia Province of southeastern Spain consisting of nine 660 kW wind turbines providing electric generating capacity of approximately 6 MW. Commercial operations commenced in January 1999.

(41) Ventoabrego, S.L., a Spanish company was formed in November 1999 to develop wind farms with a total installed electric generating capacity of 50 MW in Galacia, Spain.

(42) Cinergetika U/L a.s., (formerly Setuza energetika, a.s.), a Czech Republic company, was acquired in February 1999 and is a FUCO. Cinergetika U/L a.s. owns and operates coal-fired electric generation and associated transmission and distribution assets in the city of Usti nad Labem, Czech Republic.

(43) Energetika Chropyne a.s., a Czech Republic company, was acquired in May 1999 and is a FUCO. Energetika Chropyne a.s. owns and operates electric generation and distribution assets located in and around the town of Chropyne, Czech Republic.

(44) Teplarna Otrokovice a.s., a Czech Republic company, was acquired in March 1999 and is a FUCO. Teplarna Otrokovice a.s. owns and operates electric generation assets in and around the town of Otrokovice, Czech Republic.

(45) Northeolic Pico Gallo, S.L., a Spanish company, was formed in August 1999 and is 33% owned by Cinergy. Northeolic Pico Gallo, S.L. was formed to develop a wind farm with a total installed generating capacity of 25 MW in Asturia, Spain.

(46) Desarrollos Eolico El Aguila, S.A.,a Spanish company, was formed in October 1998 to develop a wind farm with a generating capacity of 19.5 MW in Zaragoza, Spain. Cinergy, through its wholly-owned subsididary, owns an 11.5% interest in Desarrollos Eolico El Aguila, S.A..

(47) Sinergia Aragonesa,  S.L., a Spanish company, was formed in October 1999 to
     pursue  certain  project  developments  in  Spain.  Cinergy,   through  its
     wholly-owned subsidiary, owns a 20% interest in Sinergia Aragonesa, S.L..

(48) Cinergy Global Baghabari I B.V., a Dutch company, was formed in March 1999 and holds Cinergy's ownership interest in Baghabari Power Company Limited.

(49) Baghabari Power Company Limited, a Dutch company, was formed in March 1999 and holds the rights and assets relating to the Baghabari Power Project in Bangladesh.

(50) Cinergy Global Baghabari II B.V., a Dutch company, was formed in March 1999 and holds Cinergy's ownership interest in Baghabari Power Company Limited.

(51) Cinergy Global 3 B.V., a Dutch company, was formed in July 1999 for future FUCO project developments and acquisitions.

(52) Cinergy Global 4 B.V., a Dutch company, was formed in July 1999 for future FUCO project developments and acquisitions.

(53) Cinergy Global (Cayman) Holdings, Inc. (formerly Cinergy MPI III, Inc.), a Cayman Island company, was renamed during 1999.

(54) Cinergy Global Tsavo Power (formerly Cinergy MPI II, Inc.), a Cayman Island company, was renamed during 1999.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

None



ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES

                                                                 PRINCIPAL AMOUNT
                                     NAME OF                     OR  STATED VALUE
                                COMPANY ISSUING,               --------------------
     NAME OF ISSUER             SELLING, PLEDGING,                 PLEDGED,
          AND                   GUARANTEEING, OR      ISSUED      GUARANTEED,     DATE OF                        COMMISSION
     TITLE OF ISSUE            ASSUMING SECURITIES   AND SOLD     OR ASSUMED    TRANSACTION    PROCEEDS         AUTHORIZATION
                                                                (in thousands)



TRIGEN-CINERGY CINCINNATI

County of Hamilton, Ohio, Ohio   Trigen-Cinergy                                                             Rule 52 (See certificate
  Note due June 1, 2023            Cincinnati        $  8,000                   05/25/99      $  7,940      of notification on form
                                                                                                            U-6B-2 filed 05/28/99.)

PSI

Debentures 7.85% due
  October 15, 2007                    PSI            $265,000                   10/20/99      $263,209      Rule 52


ULH&P

Debentures 7.875% due
  September 15, 2009                 ULH&P           $ 20,000                   09/17/99      $  9,818      Rule 52






ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES



                                       NAME OF COMPANY                  PRINCIPAL                     EXTINGUISHED      COMMISSION
                                          ACQUIRING,        NUMBER OF    AMOUNT                     (E) OR HELD FOR    AUTHORIZATION
                                        REDEEMING, OR        SHARES      RETIRED    CONSIDERATION      FURTHER              OR
NAME OF ISSUER AND TITLE OF ISSUE    RETIRING SECURITIES    REDEEMED   (thousands)   (thousands)     DISPOSITION (D)     EXEMPTION


CG&E

First Mortgage Bonds
  7.20% Series Due October 1, 2023          CG&E                         $34,500       $33,494             E              Rule 42


PSI

First Mortgage Bonds
  8.85% Series CCC Due January 15, 2022      PSI                           7,000         8,666             E              Rule 42
  7.125% Series AAA Due February 1, 2024     PSI                          20,000        18,984             E              Rule 42


Debentures 8.67 % Medium-term Notes
  Series A Due June 1, 2022                  PSI                          17,000        18,124             E              Rule 42
Debentures 8.75 % Medium-term Notes
  Series A Due May 19, 2022                  PSI                           5,000         5,345             E              Rule 42





ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANY
                  AGGREGATE AMOUNT OF
                 INVESTMENTS IN PERSONS
                (ENTITIES) OPERATING IN
                  RETAIL SERVICE AREA         NUMBER
NAME OF                OF OWNER              PERSONS
COMPANY             (In Thousands)          (Entities)                     DESCRIPTION OF PERSONS (Entities) (1)
------------     ----------------------     ----------     ------------------------------------------------------------------------
CG&E                   $   60                   3          Limited partnerships which own, rehabilitate, and maintain apartment buildings for low income housing

CG&E                      498                   2          Limited partnerships which invest in small and minority- or female-owned businesses

CG&E                       15                   2          Community improvement fund

CG&E                    1,667                   1          Limited liability corporation which invests in projects relating to downtown Cincinnati

ULH&P                       2                   2          Economic development corporation

PSI                     1,969                   3          Limited partnerships which make long-term investments in Indiana and other Midwestern businesses

PSI                       515                   1          Limited partnership which invests in start-up companies

PSI                         5                   1          Economic development corporation

PSI                        14                   1          Manufacturer of construction materials

PSI                         3                   1          Economic development corporation

PSI                         1                   1          Economic development corporation

PSI                         1                   1          Economic development corporation

Investments             1,667                   1          Limited liability corporation which invests in projects relating to downtown Cincinnati

Technology              1,667                   1          Limited liability corporation which invests in projects relating to downtown Cincinnati

Cinergy                 1,667                   1          Limited liability corporation which invests in projects relating to downtown Cincinnati



(1) All of PSI's investments in securities, except for its partnership interests, represent bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.




ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES (CONTINUED)

2.  Securities Not Included In Item 5, No. 1:


                                                                                                                        OWNER'S
NAME OF           NAME OF                   DESCRIPTION       NUMBER OF        % OF              NATURE OF             BOOK VALUE
COMPANY           ISSUER                    OF SECURITY        SHARES       VOTING POWER          BUSINESS           (In Thousands)
-------    -------------------------     ------------------   ---------     ------------     ---------------------   --------------


CG&E       Ohio Valley Electric Corp.    Common stock           9,000            9%          Public Utility             $  900


PSI        Circle Center Mall            Limited partnership     N/A            N/A          Shopping Mall in            2,540
                                                                                             Indianapolis, Indiana


PSI        Lynx Capital Corp.            Stock                    25            (1)          Invests in minority-          127
                                                                                             owned businesses


Cinergy    Nth Power Technology          Limited Partner         N/A            N/A          Invests in energy           9,143
           Fund I, L. P.                                                                     technology companies




(1)  Not available



ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1999

PART I

                                                        POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 1999*


Cinergy

Neil A. Armstrong (a)                                           D
James K. Baker (c)                                              D
Michael G. Browning (d)                                         D
Phillip R. Cox (e)                                              D
Kenneth M. Duberstein (f)                                       D
Cheryl M. Foley (a)                                          D, VP, S
John A. Hillenbrand II (g)                                      D
George C. Juilfs (h)                                            D
Melvin Perelman, Ph.D. (i)                                      D
Thomas E. Petry (j)                                             D
Mary L. Schapiro (q)                                            D
Jackson H. Randolph (a)                                       D, CM
James E. Rogers (a)                                       D, VCM, P, CEO
John J. Schiff, Jr. (k)                                         D
Philip R. Sharp, Ph.D. (l)                                      D
Dudley S. Taft (n)                                              D
Oliver W. Waddell (o)                                           D
John Bryant (p)                                                 VP
Michael J. Cyrus (a)                                            VP
James L. Turner (a)                                             VP
William J. Grealis (a)                                          VP
J. Joseph Hale, Jr. (a)                                         VP
M. Stephen Harkness (b)                                         VP
Donald B. Ingle, Jr. (a)                                        VP
Madeleine W. Ludlow (a)                                       VP, CFO
Andrew M. Turk (a)                                            VP, T
Bernard F. Roberts (a)                                        VP, C
Larry E. Thomas (a)                                             VP
Charles J. Winger (a)                                           VP
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
John E. Polley (a)                                              AS
Jerome A. Vennemann (a)                                       AS, GC
Kimberly S. Carlson (a)                                         AC


CG&E

Jackson H. Randolph (a)                                       D, CM
James E. Rogers (a)                                         D, VCM, CEO
James L. Turner (a)                                            D, P
Cheryl M. Foley (a)                                             VP
William J. Grealis (a)                                          VP
J. Joseph Hale, Jr.(a)                                          VP
Michael J. Cyrus (a)                                            VP
Madeleine W. Ludlow (a)                                       VP, CFO
Andrew M. Turk (a)                                             VP, T
Bernard F. Roberts (a)                                         VP, C
Larry E. Thomas (a)                                              VP
Jerome A. Vennemann (a)                                        S, GC
Wendy L. Aumiller (a)                                           AT
John E. Polley (a)                                              AS
Kimberly S. Carlson (a)                                         AC


ULH&P

James E. Rogers (a)                                         D, VCM, CEO
James L. Turner (a)                                            D, P
Cheryl M. Foley (a)                                             VP
Madeleine W. Ludlow (a)                                      D, VP, CFO
Larry E. Thomas (a)                                             VP
William J. Grealis (a)                                          VP
J. Joseph Hale, Jr. (a)                                         VP
Michael J. Cyrus (a)                                            VP
Andrew M. Turk (a)                                             VP, T
Bernard F. Roberts (a)                                         VP, C
Jerome A. Vennemann (a)                                        S, GC
Wendy L. Aumiller (a)                                           AT
John E. Polley (a)                                              AS
Kimberly S. Carlson (a)                                         AC


TRI-STATE

James E. Rogers (a)                                             D
James E. Turner (a)                                            D, P
Madeleine W. Ludlow (a)                                        D, VP
J. Joseph Hale, Jr. (a)                                         VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS


LAWRENCEBURG

James E. Rogers (a)                                         D, VCM, CEO
Vincent E. Andres (a)                                           D
Bernard L. Huff (a)                                             D
James L. Turner (a)                                             P
Cheryl M. Foley (a)                                             VP
William J. Grealis (a)                                          VP
J. Joseph Hale, Jr. (a)                                         VP
Michael J. Cyrus (a)                                            VP
Madeleine W. Ludlow (a)                                       VP, CFO
Larry E. Thomas (a)                                             VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                        VP, C
Jerome A. Vennemann (a)                                       S, GC
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Kimberly S. Carlson (a)                                         AC
John E. Polley (a)                                              AS


WEST HARRISON

James E. Rogers (a)                                         D, VCM, CEO
Vincent E. Andres (a)                                           D
Bernard L. Huff (a)                                             D
James L. Turner (a)                                             P
Michael J. Cyrus (a)                                            VP
Cheryl M. Foley (a)                                             VP
William J. Grealis (a)                                          VP
J. Joseph Hale, Jr. (a)                                         VP
Madeleine W. Ludlow (a)                                       VP, CFO
Bernard F. Roberts (a)                                         VP, C
Larry E. Thomas (a)                                             VP
Jerome A. Vennemann (a)                                        GC, S
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Kimberly S. Carlson (a)                                         AC
John E. Polley (a)                                              AS
Andrew M. Turk (a)                                              T


MIAMI

James E. Rogers (a)                                        D, VCM, CEO
Vincent E. Andres (a)                                           D
Bernard L. Huff (a)                                             D
James L. Turner (a)                                             P
Michael J. Cyrus (a)                                            VP
Cheryl M. Foley (a)                                             VP
William J. Grealis (a)                                          VP
J. Joseph Hale, Jr. (a)                                         VP
Madeleine W. Ludlow (a)                                      VP, CFO
Bernard F. Roberts (a)                                        VP, C
Andrew M. Turk (a)                                              T
Larry E. Thomas (a)                                             VP
Jerome A. Vennemann (a)                                       GC, S
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Kimberly S. Carlson (a)                                         AC
John E. Polley (a)                                              AS


KO TRANSMISSION

James E. Rogers (a)                                        D, VCM, CEO
James L. Turner (a)                                           D, P
Madeleine W. Ludlow (a)                                    D, VP, CFO
Michael J. Cyrus (a)                                            VP
Cheryl M. Foley (a)                                             VP
William J. Grealis (a)                                          VP
J. Joseph Hale, Jr. (a)                                         VP
Bernard F. Roberts (a)                                        VP, C
Andrew M. Turk (a)                                              T
Larry E. Thomas (a)                                             VP
Jerome A. Vennemann (a)                                       GC, S
Wendy L. Aumiller (a)                                           AT
Kimberly S. Carlson (a)                                         AC
John E. Polley (a)                                              AS


PSI

James K. Baker (c)                                              D
Michael G. Browning (d)                                         D
John A. Hillenbrand II (g)                                      D
Jackson H. Randolph (a)                                       D, CM
James E. Rogers (a)                                        D, VCM, CEO
J. Joseph Hale, Jr. (a)                                         P
Michael J. Cyrus (a)                                            VP
Cheryl M. Foley (a)                                           VP, S
William J. Grealis (a)                                          VP
Madeleine W. Ludlow (a)                                      VP, CFO
Bernard F. Roberts (a)                                        VP, C
Andrew M. Turk (a)                                              T
Larry E. Thomas (a)                                             VP
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Kimberly S. Carlson (a)                                         AC
John E. Polley (a)                                              AS
John B. Scheidler (b)                                           AS
Jerome A. Vennemann (a)                                       GC, AS


SOUTH CONSTRUCTION

Vicky A. Bailey (b)                                            D, P
James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                      VP, D, P
J. Joseph Hale, Jr. (a)                                         VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
John B. Scheidler (b)                                           AS



SERVICES

Jackson H. Randolph (a)                                        D, CM
James E. Rogers (a)                                       D, VCM, P, CEO
Todd W. Arnold (a)                                              VP
Michael J. Cyrus (a)                                           D, VP
Douglas F. Esamann (a)                                          VP
Gregory C. Ficke (a)                                            VP
Cheryl M. Foley (a)                                            D, VP
Felicia A. Ferguson (a)                                         VP
Lisa D. Gamblin (a)                                             VP
William J. Grealis (a)                                         D, VP
J. Joseph Hale, Jr. (a)                                         VP
M. Stephen Harkness (b)                                         VP
Donald B. Ingle, Jr. (a)                                       D, VP
F. Dale Justis (b)                                              VP
Albert Keys (a)                                                 VP
Paul E. King (a)                                                VP
Madeleine W. Ludlow (a)                                      D, VP, CFO
Leigh J. Pefley (a)                                             VP
John C. Procario (a)                                            VP
Leonard C. Randolph (a)                                         VP
Bernard F. Roberts (a)                                        VP, C
Andrew M. Turk (a)                                              T
Joseph W. Toussaint (a)                                         VP
John P. Steffen (a)                                             VP
Larry E. Thomas (a)                                            D, VP
James L. Turner (a)                                             VP
William F. Tyndall (a)                                          VP
Arturo Vivar (a)                                                VP
Patricia K. Walker (a)                                          VP
P. Craig Weida (a)                                              VP
James H. Willis (b)                                             VP
Charles J. Winger (a)                                           VP
Jerome A. Vennemann (a)                                       GC, S
Wendy L. Aumiller (a)                                           AT
Kimberly S. Carlson (a)                                         AC
Ronald J. Brothers (b)                                          AS
John E. Polley (a)                                              AS
David L. Wozney (a)                                             VP
Timothy L. McCabe (a)                                           VP
Sherri N. Rutherford (a)                                        VP


INVESTMENTS

Jackson H. Randolph (a)                                       D, CM
James E. Rogers (a)                                        D, VCM, CEO
William J. Grealis (a)                                          VP
Cheryl M. Foley (a)                                             VP
Donald B. Ingle, Jr. (a)                                       D, P
Madeleine W. Ludlow (a)                                     D, VP, CFO
Michael J. Cyrus (a)                                          D, VP
Felicia A. Ferguson (a)                                         VP
Bernard F Roberts (a)                                         VP, C
Charles J. Winger (a)                                           VP
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                       GC, S
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT


CINERGY-CADENCE, INC.

Madeleine W. Ludlow (a)                                       D, VP
James E. Rogers (a)                                             D
Donald B. Ingle, Jr. (a)                                      D, P
Felicia A. Ferguson (a)                                         VP
Andrew M. Turk (a)                                              T
Bernie F. Roberts (a)                                           C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT


CADENCE (1)

Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
Douglas C. Taylor (a)                                           S


CAPITAL & TRADING

Michael J. Cyrus (a)                                           D, P
James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                       D, VP
Donald B. Ingle, Jr. (a)                                        D
Lance Bakrow (a)                                                VP
Douglas Esamann (a)                                             VP
Bernard F. Roberts (a)                                          C
Joseph W. Toussaint (a)                                         VP
Arturo Vivar (a)                                                VP
Andrew M. Turk (a)                                              T
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
Stephen G. Kozey (a)                                            AS


CINCAP MVC OPCO, LLC

Michael J. Cyrus (a)                                          BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Essamann (a)                                         VP
Paul E. King (a)                                                VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP


CINCAP IV, LLC

Michael J. Cyrus (a)                                          BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP


CINCAP V, LLC

Michael J. Cyrus (a)                                          BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP


CINCAP VI, LLC

Michael J. Cyrus (a)                                           BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP


CINCAP VIII, LLC

Michael J. Cyrus (a)                                           BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP


CINCAP VII, LLC

Michael J. Cyrus (a)                                           BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP


DUKE ENERGY MADISON, LLC (1)

Paul E. King (a)                                                VP
Arturo Vivar (a)                                                VP


DUKE ENERGY VERMILLION, LLC (1)

Paul E. King (a)                                                VP
Arturo Vivar (a)                                                VP


WESTWOOD OPERATING COMPANY, LLC

Michael J. Cyrus (a)                                           BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A Vennemann (a)                                          S
Arturo Vivar (a)                                                VP


CINPOWER I, LLC

Michael J. Cyrus (a)                                           BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Stephen G. Kozey (a)                                            AS
Madeleine W. Ludlow (a)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP


CINERGY MARKETING & TRADING LLC

Michael J. Cyrus (a)                                           BM, P
Randal F. Bevis (r)                                          VP, GC, AS
Douglas F. Esamann (a)                                          VP
Stephen G. Kozey (a)                                            T
Madeleine W. Ludlow (a)                                         AS
Timothy J. McCabe (a)                                           VP
Joseph W. Toussaint (a)                                         VP
Jerome A. Vennemann (a)                                         VP
                                                                S

COMMUNICATIONS

Donald B. Ingle, Jr. (a)                                       D, P
James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                        D, VP
Stephen P. Biggerstaff (b)                                      VP
Felicia A. Ferguson (a)                                         VP
John C. Procario (a)                                            VP
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT


CINERGY TELECOMMUNICATIONS NETWORKS HOLDINGS, INC.

James E. Rogers (a)                                             D
Donald B. Ingle, Jr. (a)                                       D, P
Madeleine W. Ludlow (a)                                        D, VP
Stephen P. Biggerstaff (b)                                      VP
Felicia A. Ferguson (a)                                         VP
John E. Polley (a)                                              AS
John C. Procario (a)                                            VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S


LATTICE COMMUNICATIONS, LLC (1)

Felicia A. Ferguson (a)                                         D
Donald B. Ingle, Jr. (a)                                        D


ENGINEERING

Jackson H. Randolph (a)                                         D
James E. Rogers (a)                                             D
Scott A. Haag (a)                                               D
Barry E. Pulskamp (a)                                           D
John J. Roebel (a)                                              D
Donald B. Ingle, Jr. (a)                                        P
Felicia A. Ferguson (a)                                         VP
Gregory C. Ficke (a)                                            VP
Madeleine W. Ludlow (a)                                         VP
John C. Procario (a)                                            VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS


CINERGY-CENTRUS, INC.

Jackson H. Randolph (a)                                         D
James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                             D
Donald B. Ingle, Jr. (a)                                       D, P
Charles J. Winger (a)                                           VP
Andrew M. Turk (a)                                              T
John P. Steffen (a)                                             C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


CENTRUS, LLP (1)

Donald B. Ingle, Jr. (a)                                        BR


CINERGY-CENTRUS COMMUNICATIONS, Inc.

Jackson H. Randolph (a)                                         D
James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                             D
Donald B. Ingle, Jr. (a)                                       D, P
John P. Steffen (a)                                             C
Jerome A. Vennemann (a)                                         S
Charles J. Winger (a)                                           VP
John E. Polley (a)                                              AS


CINERGY RESOURCES, INC.

Madeleine W. Ludlow (a)                                       D, VP
James E. Rogers (a)                                             D
Felicia A. Ferguson (a)                                         VP
Donald B. Ingle, Jr. (a)                                      D, CEO
Richard J. Smith (a)                                            P
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS


SOLUTIONS

Madeleine W. Ludlow (a)                                        D, VP
James E. Rogers (a)                                             D
Donald B. Ingle, Jr. (a)                                       D, P
Felicia A. Ferguson (a)                                         VP
Stephen P. Biggerstaff (b)                                      VP
M. Stephen Harkness (b)                                         VP
John C. Procario (a)                                            VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Ronald J. Brothers (b)                                          AS
F. Dale Justis (b)                                              VP
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT
Gregory C. Ficke (a)                                            VP
Douglas C. Taylor (a)                                           AS


1388368 ONTARIO, INC.

Leland D. Smith III (a)                                        CEO
Jerome A. Vennemann (a)                                         S
Andrew M. Turk (a)                                              T
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT


3036243 NOVA SCOTIA COMPANY

Donald B. Ingle, Jr. (a)                                       D, P
Jerome A. Vennemann (a)                                        D, S
Leland Smith (a)                                                D
Wendy L. Aumiller (a)                                           AT
Andrew M. Turk (a)                                              T
Douglas C. Taylor (a)                                           AS


CINERGY SOLUTIONS LIMITED PARTNERSHIP (2)

CINERGY BUSINESS SOLUTIONS, INC.

James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                        D, VP
Donald B. Ingle, Jr. (a)                                       D, CEO
Felicia A. Ferguson (a)                                         VP
Leland D. Smith III (a)                                         P
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT


ROSE TECHNOLOGY GROUP LIMITED

Donald B. Ingle, Jr. (a)                                        D
Leland D. Smith III (a)                                        CEO
Lee T. Howe (a)                                                CFO
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS
Andrew M. Turk (a)                                              T


CINERGY CUSTOMER CARE, INC.

James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                        D, VP
Donald B. Ingle, Jr. (a)                                       D, P
Felicia A. Ferguson (a)                                         VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT


CINERGY EPCOM LLC

Donald B. Ingle, Jr. (a)                                       M, P
Wendy L. Aumiller (a)                                           AT
Stephen P. Biggerstaff (b)                                      VP
Ronald J. Brothers (b)                                          AS
Felicia A. Ferguson (a)                                         VP
Gregory C. Ficke (a)                                            VP
M. Stephen Harkness (b)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S


CINERGY EPCOM COLLEGE PARK LLC

Donald B. Ingle, Jr. (a)                                        P
Wendy L. Aumiller (a)                                           AT
Stephen P. Biggerstaff (b)                                      VP
Ronald J. Brothers (b)                                          AS
Felicia A. Ferguson (a)                                         VP
Gregory C. Ficke (a)                                            VP
M. Stephen Harkness (b)                                         VP
John E. Polley (a)                                              AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S


CINERGY SOLUTIONS OF GOLDEN, INC.

Donald B. Ingle, Jr. (a)                                        P
Felicia A. Ferguson (a)                                         VP
M. Stephen Harkness (b)                                         VP
Madeleine W. Ludlow (a)                                         VP
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
John E. Polly (a)                                               AS


CINERGY SOLUTIONS OF TUSCOLA, INC.

James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                        D, VP
Donald B. Ingle, Jr. (a)                                       D, P
Felicia A. Ferguson (a)                                         VP
M. Stephen Harkness (b)                                         VP
Paul E. King (a)                                                VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT


ENERGY EQUIPMENT LEASING LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       EVP, COO
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S


TRIGEN-CINERGY (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF ASHTABULA LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
M. Stephen Harkness (b)                                       EVP, COO
Wendy Aumiller (a)                                              AT
Andrew M. Turk (a)                                              AT
Douglas C. Taylor (a)                                           AS
Jerome Vennemann (a)                                            S


TRIGEN-CINERGY SOLUTIONS OF BALTIMORE LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       VP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF BOCA RATON LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       EVP, COO
Jerome A. Vennemann (a)                                         AS
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY CINCINNATI (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
M. Stephen Harkness (b)                                       EVP, COO
Andrew M. Turk (a)                                              AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY COLLEGE PARK (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                        P, CEO
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S


TRIGEN-CINERGY DANVILLE (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                       BM, P
Madeleine W. Ludlow (a)                                       BM, VP
M. Stephen Harkness (b)                                         VP
Felicia A. Furguson (a)                                         VP
Andew M. Turk (a)                                               T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT


TRIGEN-CINERGY ILLINOIS (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY LANSING (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
M. Stephen Harkness (b)                                       EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT


TRIGEN-CINERGY SOLUTIONS OF ORLANDO LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF OWINGS MILLS (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
M. Stephen Harkness (b)                                       EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF OWINGS MILLS ENERGY EQUIPMENT LEASING LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
M. Stephen Harkness (b)                                       EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF ROCHESTER LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
M. Stephen Harkness (b)                                       EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF SILVER GROVE LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Madeleine W. Ludlow (a)                                         BM
M. Stephen Harkness (b)                                       EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF ST. PAUL LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


TRIGEN-CINERGY SOLUTIONS OF TUSCOLA, LLC (1)

James E. Rogers (a)                                           BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                       EVP, COO
Wendy L. Aumiller (a)                                           AT
Andrew M. Turk (a)                                              AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS


CINERGY SUPPLY NETWORK, INC.

Donald B. Ingle, Jr. (a)                                       D, P
James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                        D, VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Felicia A. Ferguson (a)                                         VP
John E. Polley (a)                                              AS
Wendy L. Aumiller (a)                                           AT


RELIANT SERVICES, LLC (1)

Felicia A. Ferguson (a)                                       BR, CM
Stephen P. Biggerstaff (b)                                      BR
Jim Stanley (a)                                                 BR


TECHNOLOGY

Donald B. Ingle, Jr. (a)                                       D, P
James E. Rogers (a)                                             D
Madeleine W. Ludlow (a)                                        D, VP
Felicia A. Ferguson (a)                                         VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS
Wendy L. Aumiler (a)                                            AT


ENERTECH

Jackson H. Randolph (a)                                         D
James E. Rogers (a)                                             D
Scott A. Haag (a)                                               D
Barry E. Pulskamp (a)                                           D
John J. Roebel (a)                                              D
William J. Grealis (a)                                          P
Charles J. Winger (a)                                           VP
Andrew M. Turk (a)                                              T
John P. Steffen (a)                                             C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS


GLOBAL RESOURCES

James E. Rogers (a)                                           D, CEO
Cheryl M. Foley (a)                                            D, P
Madeleine W. Ludlow (a)                                     D, VP, CFO
Vladimir Prerad (a)                                             VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                         VP, C
Jerome A. Vennemann (a)                                        S, GC
Wendy L. Aumiller (a)                                           AT
David L. Wozny (a)                                              VP
John Bryant (p)                                                 VP


GLOBAL POWER

James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                             D
Madeleine W. Ludlow (a)                                        D, VP
Vladimir Prerad (a)                                             VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
David L. Wozny (a)                                              VP
John Bryant (p)                                                 P
Hugh C. Hamilton (p)                                            AS
Stephen Staley (p)                                              VP
Andrew H. Taylor (p)                                            VP


CINERGY GLOBAL ELY, INC.

James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                           D , COO
Madeleine W. Ludlow (a)                                        D, VP
John Bryant (p)                                                 P
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
David L. Wozny (a)                                              VP


EPR ELY POWER LIMITED (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D


EPR ELY LIMITED (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D


ELY POWER LIMITED (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D


ANGLIAN STRAW LIMITED (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D


CINERGY GLOBAL FOOTE CREEK, INC. AND FOOTE CREEK III, LLC

James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                             D
Madeleine W. Ludlow (a)                                         D
John Bryant (p)                                                 P
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              VP
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
Jerome A. Vennemann (a)                                         S
David L. Wozny (a)                                              VP


CINERGY GLOBAL FOOTE CREEK II, INC. AND FOOTE CREEK II, LLC

James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                             D
Madeleine W. Ludlow (a)                                         D
John Bryant (p)                                                 P
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
Bernard F. Roberts (a)                                          C
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
Andrew H. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
David L. Wozny (a)                                              VP


CINERGY GLOBAL POWER SERVICES LIMITED

John Bryant (p)                                                 D
Cheryl M. Foley (a)                                             D
Hugh C. Hamilton (p)                                           D, S
Philip J. Taylor (p)                                            D
Andrew M. Turk (a)                                              D


CINERGY GLOBAL POWER LIMITED

Hugh C. Hamilton (p)                                           D, S
Andrew M. Turk (a)                                              D


MPI INTERNATIONAL LIMITED

Hugh C.Hamilton (p)                                            D, S
Michelle L. Woodall (p)                                         D


CINERGY GLOBAL POWER (UK) LIMITED

Hugh C. Hamilton (p)                                           D, S
Andrew M. Turk (a)                                              D
Cheryl M. Foley (a)                                             D
James E. Rogers (a)                                             D
David L. Wozny (a)                                              D


CINERGY GLOBAL TRADING LIMITED

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D
Hugh C. Hamilton (p)                                            S
Peter F. Webster (p)                                            D
Gerassimos Contomichalos (p)                                    D


CINERGY GLOBAL SAN GORGONIO, INC.

James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                           D, COO
Madeleine W. Ludlow (a)                                        D, VP
John Bryant (p)                                                 P
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
Stephen Staley (p)                                              VP
Bernard F. Roberts (a)                                          C
Philip J. Taylor (p)                                            VP
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
David L. Wozny (a)                                              VP


SAN GORGONIO WESTWINDS II, LLC

Philip J. Taylor (p)                                            BM
Gill Howard (p)                                                 BM


CINERGY GLOBAL HOLDINGS, INC.

James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                           D, COO
Madeleine W. Ludlow (a)                                        D, VP
John Bryant (p)                                                 P
Stephen Staley (p)                                              VP
Bernard F. Roberts (a)                                          C
Philip J. Taylor (p)                                            VP
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
David L. Wozny (a)                                              AC


CINERGY HOLDINGS B.V. (1)

John Bryant (p)                                                 D
 Andrew M. Turk (a)                                             D


CINERGY ZAMBIA B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


COPPERBELT (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


CINERGY TURBINES B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


EOS I (1)

Francisco Rausell Solari (p)                                    D
Derek John Spencer (p)                                          D
Albert Malcolm Harrison (p)                                     D


EOS II (1)

Francisco Rausell Solari (p)                                    D
Derek John Spencer (p)                                          D
Albert Malcolm Harrison (p)                                     D


CINERGY HYDRO B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


CRISA (1)

Derek John Spencer (p)                                        MD, D
John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


CINERGY GLOBAL POWER IBERIA, S.A

John Bryant (p)                                                 D
Derek John Spencer (p)                                          D
Francisco Raussell Solari (p)                                  D, S


ESCAMBEO, S.L. (1)

Fernando Molina Martinez                                       D, P
Fernando Molina Rodriguez (p)                                   D
Derek John Spencer (p)                                          D
Maria Garcia Arguelles (p)                                     D, S


PARQUE EOLICO DE ASCOY, S.A. (1)

Francisco Raussell Solari (p)                                  D, S


VENTOABREGO, S.L. (1)

Fernando Molina Martinez                                       D, P
Fernando Molina Rodriguez (p)                                   D
Derek John Spencer (p)                                          D
Maria Garcia Arguelles (p)                                     D, S


VENDRESSE LIMITED

R.R. Jones (p)                                                 D, S
P.R. Kelly (p)                                                  D
A.V. Jones (p)                                                  D


CINERGY 1 B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


STARTEKOR (1)

William Andrew John Poulton (p)                                 D


NARVA (1)

Andrew M. Turk (a)                                              D
William Andrew John Poulton (p)                                 D


CINERGY GLOBAL RESOURCES 1 B.V. (1)

John Bryant (p)                                                 D
Vladimir Prerad (a)                                             D
Andrew M. Turk (a)                                              D
Cheryl L. Foley (a)                                             D


MORAVSKE TEPLARNY A.S. (1)

Vladimir Prerad (a)                                             CM
Ing. Josef Gaba (p)                                            VCM
Cheryl M. Foley (a)                                             D


PLZENSKA ENERGETIKA A.S. (1)

Ing. Bohuslav Michalek (p)                                      RA
Vladimir Prerad (a)                                             RA
Ing. Miroslav Lucak (t)                                         RA


CINERGY GLOBAL RESOURCES A.S. (1)

Vladimir Prerad (a)                                             CM
Jana Klickova (s)                                               D
Jiri Radoch (s)                                                 D


CINERGETIKA U/L A.S.

Vladimir Prerad (a)                                            D,CM
Ing. Ladislav Tetal (v)                                         D
Petr Sulc (v)                                                   D


ENERGETIKA CHROPYNE A.S.

Ing. Josef Bobak (w)                                          D, VCM
Vladimir Prerad (a)                                             D
Ing. Ladislav Tetal (w)                                         D
Ing. Petr Moravec                                               D


TEPLARNA OTROKOVICE A.S. (2)


CINERGY 2 B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


DESEBRO (1)

Derek John Spencer (p)                                          D
Francisco Rausell Solari (p)                                    D


NORTHEOLIC PICO GALLO, S.L. (1)

Maria Garcia Arguelles (p)                                      D
Francisco Raussell Solari (p)                                   D


DESARROLLOS EOLICOS EL AGUILA, S.A. (1)

Francisco Raussell Solari (p)                                  D, S
Maria Garcia Arguelles (p)                                      D


SINERGIA ARAGONESA, S.L. (1)

Derek John Spencer (p)                                          D
Maria Garcia Arguelles (p)                                     D, S


CINERGY GLOBAL BAGHABARI I B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


CINERGY GLOBAL BAGHABARI II B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


BAGHABARI POWER COMPANY LIMITED (1)

John Gregory Hides (p)                                         D, S
Peter Lawrence Tipper (p)                                       D


CINERGY GLOBAL 3 B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


CINERGY GLOBAL 4 B.V. (1)

John Bryant (p)                                                 D
Andrew M. Turk (a)                                              D


CINERGY GLOBAL (CAYMAN) HOLDINGS, INC.

Cheryl M. Foley (a)                                             D
Madeleine W. Ludlow (a)                                         D
Vladimir Prerad (a)                                             D
Philip J. Taylor (p)                                            D
James E. Rogers (a)                                            D, CM
Hugh C. Hamilton (p)                                            S
Andrew M. Turk (a)                                            D, T, C
Wendy L. Aumiller (a)                                           AT
John Bryant (p)                                                D, MD
Jerome A. Vennemann (a)                                        D, AS
David L. Wozny (a)                                             D, AC


CINERGY GLOBAL HYDROCARBONS PAKISTAN

John Bryant (p)                                                D, MD
Cheryl M. Foley (a)                                             D
Madeleine W. Ludlow (a)                                         D
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                            D, CM
Philip J. Taylor (p)                                            D
Andrew M. Turk (a)                                            D, T, C
Jerome A. Vennemann (a)                                        D, AS
Hugh C. Hamilton (p)                                            S
Wendy L. Aumiller (a)                                           AT
David L. Wozny (a)                                             D, AC


GLOBAL TSAVO POWER (CINERGY MPI II, INC.)

James E. Rogers (a)                                            D, CM
Cheryl M. Foley (a)                                             D
Madeleine W. Ludlow (a)                                         D
John Bryant (p)                                                MD, D
Philip J. Taylor (p)                                            D
Andrew M. Turk (a)                                            D, T, C
Vladimir Prerad (a)                                             D
Jerome A. Vennemann (a)                                        D, AS
Hugh C. Hamilton (p)                                            S
Wendy L. Aumiller (a)                                           AT
David L. Wozny (a)                                             D, AC


CINERGY MP IV, INC. - CINERGY MPIXV, INC.

John Bryant (p)                                                D, MD
Cheryl M. Foley (a)                                             D
David L. Wozny (a)                                             D, AC
Madeleine W. Ludlow (a)                                         D
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                            D, CM
Philip J. Taylor (p)                                            D
Andrew M. Turk (a)                                            D, T, C
Jerome A. Vennemann (a)                                        D, AS
Hugh C. Hamilton (p)                                            S
Wendy L. Aumiller (a)                                           AT


SEMUTANG

John Bryant (p)                                                 D
Hugh C. Hamilton (p)                                            S
Philip J. Taylor (p)                                            D
Andrew M. Turk (a)                                              D


POWERMID NO. 1

Andrew M. Turk (a)                                              D
Hugh C. Hamilton (p)                                           D, S


CINERGY UK

James E. Rogers (a)                                           D, CEO
Cheryl M. Foley (a)                                            D, P
Madeleine W. Ludlow (a)                                        D,VP
David L. Wozny (a)                                              VP
Andrew M. Turk (a)                                              T
Bernie F. Roberts (a)                                           C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS


ARGENTINA

Madeleine W. Ludlow (a)                                        D,VP
James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                            D,P
David L. Wozny (a)                                              VP
Bernard F. Roberts (a)                                          C
Andrew M. Turk (a)                                              T
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS


COSTANERA

Madeleine W. Ludlow (a)                                        D,VP
James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                            D,P
David L. Wozny (a)                                              VP
Andrew M. Turk(a)                                               T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS


PSI ENERGY ARGENTINA, INC.

Madeleine W. Ludlow (a)                                        D,VP
James E. Rogers (a)                                             D
Cheryl M. Foley (a)                                            D, P
David L. Wozny (a)                                              VP
Andrew M. Turk (a)                                              T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS






ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1999 (CONTINUED)

PART I

ADDRESS CODES:

    (a)     139 East Fourth Street, Cincinnati, Ohio 45202
    (b)     1000 East Main Street, Plainfield, Indiana 46168
    (c)     12044 W. State Road 46, Columbus, Indiana 47201
    (d)     251 North Illinois, Suite 200, Indianapolis, Indiana 46204
    (e)     105 East Fourth Street, Suite 600, Cincinnati, Ohio 45202
    (f)     2100 Pennsylvania Avenue, N.W., Suite 500, Washington, D.C. 20037
    (g)     324 Mitchell Avenue, Batesville, Indiana 47006
    (h)     One Riverfront Place, Newport, Kentucky 41071
    (i)     8751 Jaffa Court, E. Drive, Apt. 16, Indianapolis, Indiana 46260
    (j)     250 East Fifth Street, Suite 500, Cincinnati, Ohio 45201
    (k)     P.O. Box 145496, Cincinnati, Ohio 45250-5496
    (l)     79 JFK Street, Cambridge, Massachusetts 02138
    (m)     123 East Adams Street, Muncie, Indiana 47305
    (n)     312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202
    (o)     P.O. Box 1038, 425 Walnut Street, Cincinnati, Ohio 45201-1038
    (p) Cinergy House, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire CV37 OUU
    (q)     1735 K Street, N.W., Washington, D.C. 20006-1500
    (r)     616 F.M. 1960 West, Suite 800, Houston, Texas 77090
    (s)     Karlova 48, 110 00 Praha 1, Czech Republic
    (t)     Plzenska Energetika s.r.o., Tylova 57, 316 00 Plzen, Czech Republic
    (u)     Aktsiaselts Narva Elektrivork of Kerese 11, Narva EE2000, Estonia
    (v)     Cinergetika U/L a.s., P.O. Box 14C, 400 03 Usti nad Labem,
              Czech Republic
    (w)     Energetika Chropyne a.s., Komenskeho 75, 768 11 Chropyne,
              Czech Republic
    (x)     Teplarna Otrokovice a.s., Objizdna 1, 765 39 Otrokovice,
              Czech Republic



POSITIONS ARE INDICATED BY THE FOLLOWING SYMBOLS:

AC           Assistant Comptroller
AS           Assistant Secretary
AT           Assistant Treasurer
BM           Board of Managers
BR           Board of Representatives
C            Comptroller
CEO          Chief Executive Officer
CFO          Chief Financial Officer
COO          Chief Operating Officer
CM           Chairman of the Board
CS           Chief of Staff
D            Director
EVP          Executive Vice President
GC           General Counsel
MD           Managing Director
P            President
RA           Registered Agent
S            Secretary
T            Treasurer
VCM          Vice Chairman
VP           Vice President


ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1999 (CONTINUED)

PART I

NOTES:

     (1) For the entities which are not wholly owned directly or indirectly by Cinergy or its system entities, disclosure is limited to those officers and/or directors who are directly employed by Cinergy or its system entities.

     (2) No officers and/or directors for these entities are employed by Cinergy or any of its system entities.






ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1999 (CONTINUED)

PART II

                                                   POSITION
                                                   HELD IN           APPLICABLE
NAME OF OFFICER       NAME AND LOCATION OF         FINANCIAL          EXEMPTION
 OR DIRECTOR          FINANCIAL INSTITUTION       INSTITUTION           RULE


Phillip R. Cox        Cincinnati office of the     Director             70(h)
                      Federal Reserve Bank
                      of Cleveland
                      Cleveland, Ohio
                      PNC Bank, Ohio, N.A.         Director             70(a)
                      Cincinnati, Ohio

George C. Juilfs      Cincinnati office of the     Chairman,            70(h)
                      Federal Reserve Bank         Director
                      of Cleveland
                      Cleveland, Ohio

John M. Mutz          National City Bank           Director             70
                      Indianapolis, Indiana                         (c),(e),(f)

Thomas E. Petry       Firstar Corporation          Director             70(a)
                      Milwaukee, Wisconsin
                      Firstar Bank, N.A.           Director             70(a)
                      Milwaukee, Wisconsin

Jackson H. Randolph   PNC Bank Corp.               Director           70(b),(d),
                      Pittsburgh, Pennsylvania                         (e),(f)

James E. Rogers       Fifth Third Bancorp          Director           70(a),(c),
                      Cincinnati, Ohio                                 (e),(f)
                      The Fifth Third Bank         Director           70(a),(c),
                      Cincinnati, Ohio                                 (e),(f)

John J. Schiff, Jr.   Fifth Third Bancorp          Director             70(a)
                      Cincinnati, Ohio
                      The Fifth Third Bank         Director             70(a)
                      Cincinnati, Ohio

Dudley S. Taft        Fifth Third Bancorp          Director             70(a)
                      Cincinnati, Ohio
                      The Fifth Third Bank         Director             70(a)
                      Cincinnati, Ohio




ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1999 (CONTINUED)

PART III

(A) AND (E) DIRECTORS' AND EXECUTIVE OFFICERS' COMPENSATION AND PARTICIPATION IN BONUS AND PROFIT-SHARING ARRANGEMENTS AND OTHER BENEFITS

For information concerning compensation of directors and executive officers and their participation in bonus and profit-sharing and other benefits, see the disclosures made in the:

     Cinergy Corp 2000 Proxy Statement and 1999 Financial Report ("Proxy Statement"*), pages 8 through 18 for Cinergy, including Investments, Global Resources, and Services and for CG&E and subsidiaries.

     2000 PSI Information Statement and Cinergy Corp. 1999 Financial Report ("Information Statement"*), pages 5 through 14 (as supplemented in Exhibit F-15), for PSI and its subsidiary.

(B)  DIRECTORS'  AND  EXECUTIVE  OFFICERS'  INTERESTS  IN  SECURITIES  OF SYSTEM
COMPANIES

For information concerning interests in system companies, see the disclosures (as supplemented in Exhibit F-15) made in the:

     Proxy Statement, pages 8 through 9, for Cinergy, including Investments, Global Resources, and Services.

     Form 10-K, pages 147 through 148 for CG&E and subsidiaries.

     Information Statement, pages 3 through 4, for PSI and its subsidiary.

(C) DIRECTORS' AND EXECUTIVE OFFICERS' CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

For information concerning contracts and transactions with system companies, see the disclosures made in the:

     Proxy Statement, pages 16 through 18, for Cinergy, including Investments, Global Resources, and Services and for CG&E and subsidiaries.

     Information Statement, pages 12 through 14, for PSI and its subsidiary.

(D) INDEBTEDNESS OF DIRECTORS OR EXECUTIVE OFFICERS TO SYSTEM COMPANIES

None

(F) DIRECTORS' AND EXECUTIVE OFFICERS' RIGHTS TO INDEMNITY

The state laws under which each of Cinergy and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of such company's articles of incorporation, charters, by-laws, or regulations identifying these rights to indemnify are incorporated by reference or contained herein as exhibits.

* The Proxy Statement and Information Statement are hereby incorporated by reference (see File Nos. 1-11377 and 1-3543, respectively).





ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1)  NONE (1)

     (1)  Cinergy and PSI have established separate segregated funds or political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act.

(2)



                                                                                               ACCOUNT
NAME OF COMPANY      NAME OF RECIPIENT OR BENEFICIARY                 PURPOSE                  CHARGED*                AMOUNT
---------------      --------------------------------            ------------------            --------             ------------

    CG&E             American Gas Association                    Dues, fees, support              (2)               $     30,025
                     Greater Cincinnati Sports Corporation       Fees                             (2)                     25,000
                     Ohio Electric Utility Institute             Dues, fees, support              (2)                     38,332
                     Less than $10,000 - 56 Beneficiaries        Dues, fees, support            (1),(2)                  104,838
                                                                                                                    -------------
                                                                                                                    $    198,195

   ULH&P             Less than $10,000 - 31 Beneficiaries        Dues, feed, support            (1),(2)             $     26,241
                                                                                                                    -------------
                                                                                                                    $     26,241

    PSI              Alliance for Growth and Progress, Inc.      Dues                             (2)               $     20,200
                     Electric Power Research Institute           Dues, fees, support              (2)                    116,271
                     Community Leader Allied for Superior
                       Schools                                   Dues, fees, support              (2)                    150,000
                     Neighborhood Housing Association            Support                          (2)                     12,500
                     Less than $10,000 - 111 Beneficiaries       Dues, fees, support            (1),(2)                   89,944
                                                                                                                   -------------
                                                                                                                   $     388,915

   CINERGY           Less than $10,000 - 1  Beneficiary          Support                          (1)              $       2,370
                                                                                                                   -------------
RESOURCES, INC.                                                                                                    $       2,370

 CINERGY CORP.       U. S. Chamber of Commerce                   Support                          (2)              $      50,000
                     Less than $10,000 - 7 Beneficiaries         Support                        (1),(2)                   16,000
                                                                                                                   -------------
                                                                                                                   $      66,000



*    Account Charged:
     ---------------
    (1) Income deduction
    (2) Operating expense


ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS

PART I
                                                                      In Effect
                                RECEIVING                  DATE OF    12/31/99
TRANSACTION           COMPANY    COMPANY   COMPENSATION    CONTRACT  (Yes or No)
                                          (in thousands)

Propane plant and
underground storage
cavern                 ULH&P      CG&E         $280         5/23/61      Yes





                                   SERVING          RECEIVING
TRANSACTION                        COMPANY           COMPANY       COMPENSATION
                                                                  (in thousands)

CUSTOMER RELATIONS SERVICES (1)      CG&E             ULH&P          $   791

GAS AND/OR ELECTRIC OPERATIONS (1)   CG&E             ULH&P          $   251

LINE LOCATING AND UNDERGROUND
  CONSTRUCTION SERVICES (2)         Reliant           CG&E           $   912

LINE LOCATING AND UNDERGROUND
  CONSTRUCTION SERVICES (2)         Reliant            PSI           $ 1,874

LINE LOCATING AND UNDERGROUND
  CONSTRUCTION SERVICES (2)         Reliant           ULH&P          $    90

ENGINEERING AND CONSTRUCTION AND
  PROJECT MANAGEMENT SERVICES (2)    CG&E            Solutions       $   278

ENGINEERING AND CONSTRUCTION AND
  PROJECT MANAGEMENT SERVICES (2)     PSI            Solutions       $   388



(1)  Pursuant to Rel. No. 35-26146, dated October 21, 1994.

(2) Pursuant to service agreements approved in File No. 70-9449 (see HCAR No. 27016, May 4, 1999, exhibits B-1, B-2, and B-3).



PART II

None


PART III

None





ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I

(a)  CINCAP VI, LLC

     CinCap VI, LLC is an EWG.

     Cinergy indirectly owns 100% of CinCap VI, LLC, a Delaware limited liability. CinCap VI, LLC owns the Westwood Generating Facility, a 30 MW electric generating plant located in Schuylkill County, Pennsylvania ("Westwood Plant").

     The business address of CINCAP VI, LLC is 139 East 4th Street, Cincinnati, Ohio 45202.

     CINCAP VII, LLC

     Cincap VII, LLC is an EWG.

     Cinergy indirectly owns 50% of CinCap VII, LLC, a limited liability company. CinCap VII, LLC is developing an 130 MW electric generation peaking plant in Cadiz, Indiana.

     The business address of CinCap VII, LLC is 139 East 4th Street, Cincinnati, Ohio 45202.

     DUKE ENERGY MADISON, LLC

     Duke Energy Madison, LLC is an EWG.

     Cinergy indirectly owns 50% of Duke Energy Madison, LLC, a Delaware limited liability company. Duke Energy Madison, LLC is constructing a 640 MW electric generation peaking plant in Madison Township, Butler County, Ohio.

     The business address of Duke Energy Madison, LLC is PO Box 348, 5657 Kennel Road, Trenton, Ohio 45067.

     DUKE ENERGY VERMILLION, LLC

     Duke Energy Vermillion, LLC is an EWG.

     Cinergy indirectly owns 50% of Duke Energy Vermillion, LLC, a Delaware limited liability company. Duke Energy Vermillion, LLC is constructing a 640 MW electric generation peaking plant in Vermillion County, Indiana.

     The business address of Duke Energy Vermillion, LLC is 2777 North State Road 63, Cayuga, Indiana 47928.

     WESTWOOD OPERATING COMPANY, LLC

     Westwood Operating Company, LLC is an EWG.

     Cinergy indirectly owns 100% of Westwood Operating Company, LLC, a Delaware limited liability corporation. Westwood Operating Company, LLC operates the Westwood Plant.

     THE BUSINESS ADDRESS OF WESTWOOD OPERATING COMPANY, LLC IS 139 EAST 4TH Street, Cincinnati, Ohio 45202.

     EPR ELY LIMITED

     EPR Ely Limited is a FUCO.

     Cinergy indirectly owns 30% of EPR Ely Limited, a corporation organized under the laws of England and Wales. EPR Ely Limited owns the Ely Power Station, a 36 MW straw-fired electric generation facility under construction in Ely, Cambridgeshire in United Kingdom ("U.K.").

     The business address of EPR Ely Limited is Renewable House, 330 Bristol Business Park, Coldharbour Lane, Bristol, BS16 1 EJ, United Kingdom.

     FOOTE CREEK III, LLC

     Foote Creek III, LLC is an EWG.

     Cinergy indirectly owns 100% of Foote Creek III, LLC, a Delaware limited liability company. Foote Creek III, LLC owns a 25 MW capacity wind energy project located near Laramie, Wyoming.

     The business address of Foote Creek III, LLC is 139 East Fourth Street, 25 AT II, Cincinnati, Ohio 45202.

     CINERGY GLOBAL POWER (UK) LIMITED

     Cinergy Global Power (UK) Limited is a FUCO.

     Cinergy indirectly owns 100% of Cinergy Global Power (UK) Limited, a company organized under the laws of England and Wales. Cinergy Global Power
     (UK) Limited owns the Redditch Power Station, a 29 MW kerosene-fueled, electric generation peaking plant located in the U.K.

     The business address of Cinergy Global Power (UK) Limited is Cinergy House, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire, CV37, 0UU, UK.

     COPPERBELT

     Copperbelt is a FUCO.

     Cinergy indirectly owns 39% of Copperbelt, a corporation organized under the laws of the Republic of Zambia. Copperbelt owns and operates certain electric generation, transmission, and distribution assets formerly held by the Republic of Zambia, through the Power Division of Zambia Consolidated Copper Mines Limited. The assets are located in and around the city of Kitwe in north central Zambia.

     THE BUSINESS ADDRESS OF COPPERBELT IS 23RD Avenue, Nkana East, P.O. Box 20819, Kitwe, Zambia.

     EOS I

     EOS I is a FUCO.

     Cinergy indirectly owns 50% of EOS I, a corporation organized under the laws of Spain. EOS I owns and operates 20.4 MW of electric wind generation assets in and around Santiago de Compostela in La Coruna Province, Spain.

     The business address of EOS I is EOS PAX I S.L., c/Galeras, 17 planta 3 degree, Oficina 2-3 15705, Santiago de Compostela, La Coruna, Spain.

     EOS II

     EOS II is a FUCO.

     Cinergy indirectly owns 50% of EOS II, a corporation organized under the laws of Spain. EOS II owns and operates 19.2 MW of electric wind generation assets in Spain and is part of the Galicia wind farms. The assets are located in and around Santiago de Compostela in La Coruna Province, Spain.

     The business address of EOS II is EOS PAX IIa, S.L., c/Galeras, 17 planta 3 degree, Oficina 2-3 15705, Santiago de Compostela, La Coruna, Spain.

     CRISA

     Crisa is a FUCO.

     Cinergy indirectly owns 95% of Crisa, a corporation organized under the laws of Spain. Crisa owns and operates 5.721 MW of hydroelectric generation assets located primarily in five sites in Murcia Province, Spain.

     The  business  address  of  Crisa  is  Construcciones  y   Representaciones
     Industriales S.A., Paseo de la Castellana, 23, Escalera 1-1 degree, Madrid 28046, Spain.

     ASCOY

     Ascoy is a FUCO.

     Cinergy indirectly owns 19.5% of Ascoy, a corporation organized under the laws of Spain. Ascoy is a wind farm located in the Murcia Province of southeastern Spain consisting of nine 660 kW wind turbines providing approximately 6 MW of electric generating capacity.

     The business address of Parque Eolico de Ascoy, S.A. is Elecdey's Offices, C/Maudes 51, 1 degree, 28003 Madrid, Spain.

     NARVA

     Narva is a FUCO.

     Cinergy indirectly owns 67% of Narva, a corporation organized under the laws of Estonia. Narva owns and uses facilities for the distribution and sale at retail of electrical power in northeastern Estonia, including the cities of Narva, Narva-Joesuu, and Sillamae and Vaivara parish. The facilities include approximately 300 substations of different voltage and capacity characteristics, and a distribution network totaling 484 miles with voltages up to 110kV.

     The business address of Narva is Aktsiaselts Narva Elektrivork of Kerese 11, Narva EE2000, Estonia.

     MORAVSKE TEPLARNY A.S.

     Moravske Teplarny a.s. is a FUCO.

     Cinergy indirectly owns 100% of Moravske Teplarny a.s., a company which is organized under the laws of the Czech Republic. Moravske Teplarny a.s. owns and operates 36 MW of coal-fired, electric generation and associated distribution assets and a 410 MW district heating plant in the Czech Republic. The electric assets are located in and around Zlin in the Czech Republic.

     The business address of Moravske Teplarny a.s. is Teplaran Svit a.s., tr. Bati 1970, 762 02, Zlin, Czech Republic.

     PLZENSKA ENERGETIKA S.R.O.

     Plzenska Energetika s.r.o. is also a FUCO.

     Cinergy indirectly owns 100% of Plzenska Energetika s.r.o., a company which is organized under the laws of the Czech Republic. Plzenska Energetika s.r.o. owns and operates three 28 MW coal-fired electric generators and associated transmission and distribution assets in the City of Plzen, the Czech Republic.

     The address of Plzenska Energetika s.r.o. is Plzenska Energetika s.r.o., Tylova 57, 316 00, Plzen, Czech Republic.

     CINERGETIKA

     Cinergetika is a FUCO.

     Cinergy indirectly owns 100% of Cinergetika, a company organized under the laws of the Czech Republic. Cinergetika owns and operates 14 MW of coal-fired, electric generation and associated distribution assets and a 230 MW district heating plant in the Czech Republic. The electric assets are located in and around Usti nad Labem and supply electricity to the nearby Setuza complex and Severoceska Energetika, the regional electric distribution company.

     The business address of Cinergetika is Cinergetika U/L a.s., P.O. Box 14C, 400 03 Usti nad Labem, Czech Republic.

     CHROPYNE

     Chropyne is a FUCO.

     Cinergy indirectly owns 100% of Chropyne, a company organized under the laws of the Czech Republic. Chropyne owns and operates 2.5 MW of coal-fired electric generation and associated distribution assets and a 48 MW district heating plant in the Czech Republic. The electric assets are located in and around Chropyne and supply electricity to the Technoplast industrial complex and local residential housing.

     The business address of Chropyne is Energetika Chropyne a.s., Komenskeho 75, 768 11 Chropyne, Czech Republic.

     OTROKOVICE

     Otrokovice is a FUCO.

     Cinergy indirectly owns 11.4% of Otrokovice, a company organized under the laws of the Czech Republic. Otrokovice owns and operates 50 MW of coal-fired electric generation and associated distribution assets and a 349 MW district heating plant in the Czech Republic. The electric assets are located in and around Otrokovice in the Czech Republic and supply electricity to the local industrial plants.

     The business address of Otrokovice is Teplarna Otrokovice a.s., Objizdna 1, 765 39 Otrokovice, Czech Republic.

     DESEBRO

     Desebro is a FUCO.

     Cinergy indirectly owns 50% of Desebro, a company incorporated in Spain. Desebro is a 15 MW wind-powered facility in northeast Spain near the City of Zaragoza, in the Province of Aragon, and supplies electricity to Electricas Reunidas de Zaragoza, S.A., a local utility company.

     The  address of Desebro is Avenida  Academia  Militar 52,  50015  Zaragoza,
     Spain.

     SEMUTANG

     Semutang is an EWG.

     Cinergy indirectly owns 100% of Semutang, a corporation organized under the laws of England. Semutang hold gas field exploration and development rights and is engaged in preliminary power project development work in Bangladesh.

     The business address of Semutang is Cinergy House, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire, CV 37 0UU, UK.

(b)  CINCAP VI, LLC

     Cinergy Capital & Trading, Inc., a wholly-owned subsidiary of Cinergy Investments, has a 100% equity interest in CinCap VI, LLC. CinCap VI, LLC owns the physical assets of the Westwood Plant. At December 31, 1999, Cinergy's total aggregate investment in CinCap VI, LLC was $9.5 million.


     Cinergy has neither directly nor indirectly guaranteed any securities of CinCap VI, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to CinCap VI, LLC.

     CINCAP VII, LLC

     VMC Generating Company, which is 50% owned by CinCap VIII, LLC, has a 100% interest in CinCap VII, LLC. At December 31, 1999, Cinergy's aggregate investment in CinCap VII, LLC was $34.2 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of CinCap VII, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to CinCap VII, LLC.

     DUKE ENERGY MADISON, LLC

     VMC Generating Company, which is 50% owned by CinCap VIII, LLC, has a 100% interest in Duke Energy Madison, LLC. At December 31, 1999, Cinergy's aggregate investment in Duke Energy Madison, LLC was $165.6 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Duke Energy Madison, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to Duke Energy Madison, LLC.

     DUKE ENERGY VERMILLION, LLC

     VMC Generating Company, which is 50% owned by CinCap VIII, LLC, has a 100% interest in Duke Energy Vermillion, LLC. At December 31, 1999, Cinergy's aggregate investment in Duke Energy Vermillion, LLC was $165.6 million.

     Cinergy had neither directly nor indirectly guaranteed any securities of Duke Energy Vermillion, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to Duke Energy Vermillion, LLC.

     WESTWOOD OPERATING COMPANY, LLC

     Cinergy Capital & Trading Inc., a wholly-owned subsidiary of Cinergy Investments, has a 100% equity interest in Westwood Operating Company, LLC. At December 31, 1999, Cinergy had a nominal investment in Westwood Operating Company, LLC.

     Cinergy has neither directly nor indirectly guaranteed any securities of Westwood Operating Company, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to Westwood Operating Company, LLC.

     EPR ELY LIMITED

     EPR Ely Power Limited, which is 30% owned by Cinergy Global Ely, Inc., holds all of the authorized share capital of EPR Ely Limited. At December 31, 1999, Cinergy's total aggregate investment in EPR Ely Limited was $6.8 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of EPR Ely Limited.

     No Cinergy subsidiary company that is not an EWG or FUCO has transferred any assets to EPR Ely Limited.

     FOOTE CREEK III, LLC

     Cinergy Global Foote Creek, Inc., a wholly-owned subsidiary of Global Power, has a 100% equity interest in Foote Creek III, LLC. At December 31, 1999, Cinergy's aggregate investment in Foote Creek III, LLC was $14 million.

     Cinergy has guaranteed $8.0 million of debt for Foote Creek III, LLC.

     No Cinergy subsidiary company, that is not an EWG or FUCO, has transferred any assets to Foote Creek III, LLC.

     CINERGY GLOBAL POWER (UK) LIMITED

     Cinergy Global Power, Inc., holds 100% of the Ordinary Shares of Cinergy Global Power (UK) Limited. At December 31, 1999, Cinergy's aggregate investment in Cinergy Global Power (UK) Limited was $3.7 million.

     Cinergy has indirectly guaranteed, through Cinergy Global Resources, Inc., $20.9 million of payables due to counterparties of Cinergy Global Power
     (UK) Limited.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Cinergy Global Power (UK) Limited.

     COPPERBELT

     Cinergy Zambia B.V., a Dutch company, substantially all of whose equity is held by Cinergy Holdings B.V., holds 3.89 million Ordinary Shares of
     Copperbelt. At December 31, 1999, Cinergy's aggregate investment in Copperbelt was $24.4 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Copperbelt.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Copperbelt.

     EOS I

     Cinergy Turbines B.V., a wholly-owned subsidiary of Cinergy Holdings B.V., holds 485 of the 1,000 issued and outstanding shares (with a par value of 1,000 Pesetas per share) of EOS I. At December 31, 1999, Cinergy's aggregate investment in EOS I was $4.15 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of EOS I.

     No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to EOS I.

     EOS II

     Cinergy Turbines B.V., a wholly-owned subsidiary of Cinergy Holdings B.V., holds 485 of the 1,000 issued and outstanding shares (with a par value of 1,000 Pesetas per share) of EOS II. At December 31, 1999, Cinergy's aggregate investment in EOS II was $4.15 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of EOS II.

     No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to EOS II.

     CRISA

     Cinergy Hydro B.V., is the legal and beneficial owner of 85,908 shares, representing approximately ninety-five and one-half percent (95.5%) of the issued share capital of Crisa. At December 31, 1999, Cinergy's aggregate investment in Crisa was $4.1 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Crisa.

     No Cinergy subsidiary company, that is not a FUCO, has transferred any assets in Crisa.

     ASCOY

     Crisa is the legal and beneficial owner of 8,335 shares, representing nineteen and one-half (19.5%) of the issued share capital of Ascoy. Crisa acquired its interest in Ascoy with funds entirely non-recourse to Cinergy.

     Cinergy has neither nor indirectly guaranteed any securities of Ascoy.

     No Cinergy subsidiary, that is not a FUCO, has transferred any assets in Ascoy.



     NARVA

     Cinergy 1, B.V., a Dutch company, all of whose equity is held by Cinergy Hydro B.V., holds an indirect sixty-seven percent (67%) equity interest in the outstanding shares of Narva. This indirect interest is through Cinergy 1 B.V.'s sixty-seven percent (67%) holding in the share capital of Startekor (the holder of 100% of the voting securities of Narva). At December 31, 1999, Cinergy's aggregate investment in Narva was $5.4 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Narva.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Narva.

     MORAVSKE TEPLARNY A.S.

     Cinergy Global Resources 1 B.V. is the legal and beneficial owner of 100% of the issued share capital of Moravske Teplarny a.s. At December 31, 1999, Cinergy's aggregate investment in Moravske Teplarny a.s. was $40.1 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Moravske Teplarny a.s.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Moravske Teplarny a.s.

     PLZENSKA ENERGETIKA S.R.O

     Cinergy Global Resources 1 B.V. is the legal and beneficial owner of 100% of the issued share capital of Plzenska Energetika s.r.o. At December 31, 1999, Cinergy's aggregate investment in Plzenska Energetika s.r.o.was $23.8 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Plzenska Energetika s.r.o.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Plzenska Energetika s.r.o.

     CINERGETIKA

     Cinergy Global Resources 1 B.V. is the legal and beneficial owner of 700 of the 701 issued and outstanding shares of Cinergetika. At December 31, 1999, Cinergy's aggregate investment in Cinergetika was $26.6 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Cinergetika.

     No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to Cinergetika.

     CHROPYNE

     Cinergy Global Resources 1 B.V. is the legal and beneficial owner of 100% of the issued share capital of Chropyne. At December 31, 1999, Cinergy's aggregate investment in Chropyne was $2.8 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Chropyne.

     No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to Chropyne.

     OTROKOVICE

     Cinergy Global Resources 1 B.V. is the legal and beneficiary owner of approximately 12% of the issued share capital of Otrokovice. At December 31, 1999, Cinergy's aggregate investment in Otrokovice was $1.5 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Otrokovice.

     No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to Otrokovice.

     DESEBRO

     Cinergy 2 B.V. is the legal and beneficial owner of 3,608 shares (50% of the issued share capital of Desebro). At December 31, 1999, Cinergy's aggregate investment is Desebro was $3.8 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Desebro.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Desebro.

     SEMUTANG

     Global Power, a Delaware corporation, has a 100% equity interest in Semutang. Semutang holds a 30% interest in certain gas assets in a gas field in Bangladesh. At December 31, 1999, Cinergy's total aggregate investment in Semutang was $8.7 million.

     Cinergy has neither directly nor indirectly guaranteed any securities of Semutang.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Semutang.


(C)  CINCAP VI, LLC

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     CINCAP VII, LLC

     Cinergy has not obtained complete, meaningful financial statements for CinCap VII, LLC as of December 31, 1999, and therefore is not in a position to perform the requested calculations as of December 31, 1999. Commercial operations have not yet commenced at CinCap VII, LLC.


     DUKE ENERGY MADISON, LLC

     Cinergy has not obtained complete, meaningful financial statements for Duke Energy Madison, LLC as of December 31, 1999, and therefore is not in a position to perform the requested calculations as of December 31, 1999. Commercial operations have not yet commenced at Duke Energy Madison, LLC.


     DUKE ENERGY VERMILLION, LLC

     Cinergy has not obtained complete, meaningful financial statements for Duke Energy Vermillion, LLC as of December 31, 1999, and therefore is not in a position to perform the requested calculations as of December 31, 1999. Commercial operations have not yet commenced at Duke Energy Vermillion, LLC.


     WESTWOOD OPERATING COMPANY, LLC

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     EPR ELY LIMITED

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     FOOTE CREEK III, LLC

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     CINERGY GLOBAL POWER (UK) LIMITED

     Cinergy has not obtained complete, meaningful financial statements for Cinergy Global Power (UK) Limited as of December 31, 1999, and therefore is not in a position to perform the requested calculations as of December 31, 1999.


     COPPERBELT

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     EOS I

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     EOS II

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     CRISA

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     ASCOY

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     NARVA

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     MORAVSKE TEPLARNY A.S.

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     PLZENSKA ENERGETIKA S.R.O.

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     CINERGETIKA

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     CHROPYNE

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     OTROKOVICE

     Cinergy has not obtained complete, meaningful financial statements for Otrokovice as of December 31, 1999, and therefore is not in a position to perform the requested calculations as of December 31, 1999.

     DESEBRO

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     SEMUTANG

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

(d) CINCAP VI, LLC, CINCAP VII, LLC, DUKE ENERGY MADISON, LLC, DUKE ENERGY VERMILLION, LLC, WESTWOOD OPERATING COMPANY, LLC, EPR ELY LIMITED, FOOTE CREEK III, LLC, CINERGY GLOBAL POER UK LIMITED, COPPERBELT, EOS I, EOS II, CRISA, ASCOY, NARVA, MORAVSKE TEPLARNY A.S., PLZENSKA ENERGETIKA S.R.O, CINERGETIKA, CHROPYNE, OTROKOVICE, DESEBRO

     Non-utility service agreement, as amended, among Cinergy, non-utility subsidiaries of Cinergy and Services (pursuant to Rel. No. 35-26662, dated 2/7/97).

     Pursuant to such agreement, Services renders a variety of centralized administrative and support services, and allocates a proportional share of certain costs to Cinergy's non-utility subsidiaries, including its EWGs, foreign utility holding companies and/or FUCO subsidiaries. These transactions are reported in Cinergy's U-13-60 for the year ended December 31, 1999.



PART II

     See the following exhibits:

          H Organizational chart showing the relationship of the various EWGs and FUCOs to other system companies.

          I-1 Financial Statements for EPR Ely Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-2 Financial Statements for Copperbelt for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-3 Financial Statements for EOS I for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-4 Financial Statements for EOS II for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-5 Financial Statements for Crisa for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-6 Financial Statements for Ascoy for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-7 Financial Statements for Narva for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-8 Financial Statements for Moravske Teplarny a.s. for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-9 Financial Statements for Plzenska Energetika a.s. for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

          I-10 Financial  Statements for Cinergetika for the year ended December
               31, 1999. (Filed pursuant to Rule 104(b).)

          I-11 Financial Statements for Chropyne for the year ended December 31,
               1999. (Filed pursuant to Rule 104(b).)

          I-12 Financial  Statements for Desebro for the year ended December 31,
               1999. (Filed pursuant to Rule 104(b).)

          I-13 Financial Statements for Semutang for the year ended December 31,
               1999. (Filed pursuant to Rule 104(b).)



Note: Cinergy is working with its independent public accountants to prepare audited financial statements for CinCap VI, LLC, Westwood Operating Company, LLC, Foote Creek III, LLC, and Cinergy Global Power (UK) Limited and expects such audited financial statements to be available shortly. Cinergy will amend this annual report at such time to file these audited financial statements with the Commission. As a result, Cinergy is not in a position to perform the requested calculations as of December 31, 1999 for these entities.



PART III

     Cinergy had an aggregate investment of $580 million ($398 million in EWGs and $182 million in FUCOs and FUCO-related subsidiaries) at December 31, 1999. The ratio of Cinergy's aggregate investment in FUCOs and EWGs to its investment in domestic public utility subsidiary companies is 21%.



ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

CONSOLIDATING FINANCIAL STATEMENTS, SCHEDULES, AND NOTES

     Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-1 (page 72), in the Cinergy Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).

     Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-3 (page 72), in the CG&E Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).

     Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-4 (page 72), in the PSI Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).

     Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-5 (page 72), in the ULH&P Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).


EXHIBITS

     The financial statements for certain of the direct and indirect subsidiaries of Global Resources (See "Item 1. System Companies and Investments Therein as of December 31, 1999" for a listing of Global Resources' subsidiaries) have been omitted. These financial statements concern companies who are either inactive or solely engaged in holding, directly or indirectly, Global Resources' investments in EWGs or FUCOs. The financial statements filed herein for Global Resources are designated as Exhibits F-8 through F-10, I-3, and I-5 through I-17.

     F-1  Consent of Independent Public Accountants.

     F-2  Consolidating Financial Statements of Cinergy for 1999.

     F-3  Consolidating Financial Statements of CG&E for 1999.

     F-4 Consolidating Financial Statements of Investments for 1999. (Filed pursuant to Rule 104(b).)

     F-5 Consolidating Financial Statements of Capital & Trading for 1999. (Filed pursuant to Rule 104(b).)

     F-6 Consolidating Financial Statements of Solutions for 1999. (Filed pursuant to Rule 104(b).)

     F-7 Consolidating Financial Statements of Cinergy Business Solutions for 1999. (Filed pursuant to Rule 104(b).)

     F-8 Consolidating Financial Statements of Global Resources for 1999. (Filed pursuant to Rule 104(b).)

     F-9 Consolidating Financial Statements of Cinergy Global Power for 1999. (Filed pursuant to Rule 104(b).)

     F-10 Consolidating Financial Statements of Cinergy Global Resources 1 BV
          (Filed pursuant to Rule 104(b).)

     F-11 Financial  Statements  of Cadence  for 1999.  (Filed  pursuant to Rule
          104(b).)

     F-12 Financial  Statements of CinCap IV, LLC for 1999.  (Filed  pursuant to
          Rule 104(b).)

     F-13 Summary of Selected  Financial  Information  of  Trigen-Cinergy  Joint
          Ventures for 1999. (Filed pursuant to Rule 104(b).)

     F-14 Financial Statements of Reliant Services, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-15 Item 6. Part III - Supplemental Information Regarding Compensation and
          Security Ownership of Officers and Directors of System Companies.

     F-23 Financial Statements of CinCap V, LLC for 1999.  (Filed pursuant to
          Rule 104(b).)

     F-24 Financial Statements of Lattice Communications, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-25 Financial Statements of Centrus, LLP for 1999. (Filed pursuant to Rule
          104(b).)

     H Organizational chart showing the relationship of EWGs and FUCOs to other system companies.

     I-1 Financial Statements of EPR Ely Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-2 Financial Statements of Copperbelt for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-3 Financial Statements of EOS I for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-4 Financial Statements of EOS II for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-5 Financial Statements of Crisa for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-6 Financial Statements of Ascoy for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-7 Financial Statements of Narva for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-8 Financial Statements of Teplarny for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-9 Financial Statements of Energetika for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-10 Financial  Statements of  Cinergetika  for the year ended December 31,
          1999. (Filed pursuant to Rule 104(b).)

     I-11 Financial Statements of Chropyne for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-12 Financial  Statements of Desebro for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-13 Financial Statements of Semutang for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     J Response to Item 9, Part I (c) for all EWGs and FUCOs. (Filed pursuant to Rule 104(b).)




ITEM 10.  EXHIBITS

     Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.


                      EXHIBIT

 DESIGNATION                    NATURE OF EXHIBIT

     A-1              *Annual Report of Cinergy on Form 10-K for the year ended
                       December 31, 1999. (File No. 1-11377.)

     A-2              *2000 Proxy  Statement  and 1999  Financial  Report for
                       the year ended December 31, 1999. (File No. 1-11377.)

     A-3              *Annual Report of CG&E on Form 10-K for the year ended
                       December 31, 1999.  (File No. 1-1232.)

     A-4              *Annual Report of PSI on Form 10-K for the year ended
                       December 31, 1999.  (File No. 1-3543.)

     A-5              *Annual Report of ULH&P on Form 10-K for the year ended
                       December 31, 1999.  (File No. 2-7793.)

     B-1              *Certificate of Incorporation of Cinergy.  (Exhibit to
                       Cinergy's 1993 Form 10-K in File No. 1-11377.)

     B-2              *By-laws of Cinergy as amended October 15, 1998.
                       (Exhibit to Cinergy's October 15, 1998, Form 8-K in File No. 1-11377.)

     B-3              *By-laws of Cinergy as amended April 21, 1999.
                       (Exhibit to Cinergy's March 31, 1999, Form 10-Q in File No. 1-11377).

     B-4              *Amended Articles of Incorporation of CG&E effective
                       October 23, 1996. (Exhibit to CG&E's September 30, 1996, Form 10-Q in File No. 1-1232.)

     B-5              *Regulations of CG&E as amended,  adopted April 25, 1996.
                       (Exhibit to CG&E's March 31, 1996, Form 10-Q, in
                       File No. 1-1232.)

     B-6              *Amended Articles of  Consolidation  of PSI as amended
                       April 20, 1995. (Exhibit to PSI's June 30, 1995, Form 10-Q in File No. 1-3543.)

     B-7              *Amendment to Article D of the Amended Articles of
                       Consolidation of PSI effective July 10, 1997. (Exhibit to PSI's 1997 Form 10-K in File No. 1-3543.)

     B-8              *By-laws of PSI as amended December 17, 1996.
                       (Exhibit to PSI's March 31, 1997, Form 10-Q in File No. 1-3543.)

     B-9              *Restated Articles of Incorporation of ULH&P made
                       effective May 7, 1976. (Exhibit to ULH&P's Form 8-K, May 1976, in File No. 2-7793.)

     B-10             *By-laws of ULH&P as amended,  adopted May 8, 1996.
                       (Exhibit to ULH&P's March 31, 1996, Form 10-Q in File No. 2-7793.)

     B-11             *Amendment to Restated Articles of Incorporation of ULH&P
                       (Article Third) and Amendment to the By-Laws of ULH&P (Article 1), both effective July 24, 1997. (Exhibit to ULH&P's Form 10-K in File No. 2-7793.)

     B-12              By-laws of ULH&P as amended, adopted May 26, 1999.

     B-13             *Certificate of Incorporation of Services.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-14             *By-laws of Services. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-15             *Articles of Incorporation of Tri-State. (Exhibit to
                       Cinergy's  Form U5S filed May 1, 1996.)

     B-16             *Regulations of Tri-State. (Exhibit to Cinergy's Form
                       U5S filed May 1, 1996.)

     B-17              Regulations of Tri-State as amended, adopted May 28,
                       1999.

     B-18             *Articles of Incorporation  of  Lawrenceburg.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-19             *By-laws of Lawrenceburg. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-20              By-laws of Lawrenceburg as amended, adopted May 28, 1999

     B-21             *Articles of Incorporation of West Harrison as amended.
                       (Exhibit to Cinergy's  Form U5S filed May 1, 1996.)

     B-22             *By-laws of West Harrison. (Exhibit to Cinergy's Form
                       U5S filed May 1, 1996.)

     B-23              By-laws of West Harrison as amended, adopted May 28,
                       1999.

     B-24             *Articles of Incorporation of Miami as amended. (Exhibit
                       to Cinergy's Form U5S filed May 1, 1996.)

     B-25             *By-laws of Miami. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-26              By-laws of Miami as amended, adopted May 28, 1999.

     B-27             *Articles of Incorporation of KO Transmission.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-28             *By-laws of KO Transmission. (Exhibit to Cinergy's Form
                       U5S filed May 1, 1996.)

     B-29              By-laws of KO Transmission as amended, adopted
                       May 28, 1999.

     B-30             *Articles of Incorporation of South Construction.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-31             *By-laws of South Construction. (Exhibit to Cinergy's
                       Form U5S filed May 1, 1996.)

     B-32             *Certificate of Incorporation of Investments. (Exhibit to
                       Cinergy's Form U5S filed May 1, 1996.)

     B-33             *By-laws of Investments. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-34             *Articles of Incorporation of Cinergy-Cadence, Inc.
                      (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-35             *Amended Articles of Incorporation of Cinergy-Cadence,
                       Inc. (Exhibit to Cinergy's Form U5S file April 30, 1999.)

     B-36             *By-laws of Cinergy-Cadence, Inc. (Exhibit to Cinergy's
                       Form U5S filed May 1, 1996.)

     B-37             *Certificate of Formation of Cadence. (Exhibit to
                       Cinergy's Form U5S filed May 1, 1998.)

     B-38             *Amended Articles of Incorporation of Capital & Trading.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

     B-39             *By-laws of Capital & Trading. (Exhibit to Cinergy's Form
                       U5S filed May 1, 1996.)

     B-40              Certificate of Formation of CinCap MVC OpCo, LLC.

     B-41             *Certificate of Formation of CinCap IV, LLC.
                       (Exhibit to  Cinergy's  Form U5S filed May 1, 1998.)

     B-42             *Certificate of Formation of CinCap V, LLC.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-43             *Certificate of Formation of CinCap VI, LLC. (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-44             *Certificate of Formation of CinCap VIII, LLC.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-45             *Certificate of Formation of CinCap VII, LLC. (Exhibit
                       to Cinergy's Form U5S filed April 30, 1999.)

     B-46              Amended Agreement of Limited Liability Company of
                       CinCap VII, LLC

     B-47              Certificate of Formation of Duke Energy Madison, LLC.

     B-48              Certificate of Formation of Duke Energy Vermillion, LLC.

     B-49             *Certificate of Formation of Westwood  Operating Company,
                       LLC.(Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-50             *Certificate of Formation of CinPower I, LLC. (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-51              Amended  Agreement  of Limited  Liability  Agreement  of
                       CinPower I, LLC.

     B-52             *Amended  Agreement  of  Limited  Liability  Company  of
                       ProEnergy. (Exhibit to Cinergy's Form U5S filed
                       April 30, 1999.)

     B-53 Certificate of Amendment to Certificate of Formation of Cinergy Marketing & Trading, LLC. (The sole purpose of the amendment was to change Producers Energy Marketing, LLC's name to Cinergy Marketing & Trading, LLC.)

     B-54 Second Amended Agreement of Limited Liability Company of Cinergy Marketing & Trading LLC dated June 8, 1999.

     B-55             *Certificate of Incorporation of Communications.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

     B-56             *By-laws of Communications. (Exhibit to Cinergy's Form
                       U5S filed May 1, 1997.)

     B-57              Certificate of Incorporation of Cinergy
                       Telecommunications Networks Holdings, Inc.

     B-58 By-laws of Cinergy Telecommunications Networks Holdings, Inc. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-59              Certificate of Formation of Lattice Communciations, LLC.
                       (Filed under cover of Form SE.)

     B-60             *Articles of  Incorporation  of  Engineering. (Exhibit to
                       Cinergy's Form U5S filed May 1, 1998.)

     B-61             *Regulations of Engineering. (Exhibit to Cinergy's Form
                       U5S filed May 1, 1998.)

     B-62             *Certificate of Incorporation of Cinergy - Centrus, Inc.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-63             *By laws of Cinergy - Centrus, Inc. (Exhibit to Cinergy's
                       Form U5S filed April 30, 1999.)

     B-64             *Partnership Agreement of Centrus, LLP.  (The referenced
                       agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-65             *Certificate of Incorporation of Cinergy - Centrus
                       Communications, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-66             *By-laws of Cinergy - Centrus Communications, Inc.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-67             *Certificate of Incorporation of Cinergy  Resources, Inc.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-68             *By-laws of Cinergy Resources, Inc. (Exhibit to Cinergy's
                       Form U5S filed May 1, 1996.)

     B-69             *Certificate of Incorporation of Solutions. (Exhibit to
                       Cinergy's Form U5S filed May 1, 1999.)

     B-70             *By-laws of Solutions. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1998.)

     B-71 No information is being filed under the designation of Exhibit B-71.

     B-72 Certificate of Incorporation of 3036243 Nova Scotia Company. (Filed under cover of Form SE.)

     B-73 Limited Liability Company Agreement of Cinergy Solutions Limited Partnership. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-74             *Certificate of Incorporation of Cinergy Business
                       Solutions, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-75             *By-laws of Cinergy Business Solutions, Inc.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-76              Amendment of Articles of Rose Technology Group Limited.
                       (Filed under cover of Form SE.)

     B-77             *Articles of Incorporation of Cinergy Customer Care, Inc.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-78             *By-laws of Cinergy Customer Care, Inc.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-79              Certificate of Formation of Cinergy EPCOM, LLC.

     B-80              Certificate  of Formation of Cinergy EPCOM College Park,
                       LLC.

     B-81              Certificate of Incorporation of Cinergy Solutions of
                       Golden, Inc.

     B-82             *Certificate of  Incorporation  of Cinergy  Solutions of
                       Tuscola, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-84             *By-laws of Cinergy  Solutions of Tuscola,  Inc. (Exhibit
                       to Cinergy's Form U5S filed April 30, 1999.)

     B-83             *Certificate of Formation of Energy Equipment Leasing LLC.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-84             *Certificate  of Formation  of  Trigen-Cinergy.  (Exhibit
                       to Cinergy's  Form U5S filed May 1, 1998.)

     B-85              Certificate of Formation of Trigen-Cinergy Solutions of
                       Ashtabula, LLC.

     B-86             *Limited Liability Company Agreement of Trigen-Cinergy
                       Solutions of Baltimore LLC. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)


     B-87             *Certificate of Formation of Trigen-Cinergy  Solutions of
                       Boca Raton, LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-88             *Articles of Organization  of  Trigen-Cinergy  Cincinnati.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-89 Certificate of Formation of Trigen-Cinergy Solutions of College Park, LLC.

     B-90              Certificate of Formation of Trigen-Cinergy Solutions of
                       Danville, LLC.

     B-91             *Certificate of Formation of Trigen-Cinergy Illinois.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-92              Certificate of Formation of Trigen-Cinergy Solutions of
                       Lansing LLC.

     B-93             *Certificate of Formation of Trigen-Cinergy  Solutions of
                       Orlando LLC. (Exhibit to Cinergy's Form U5S filed
                       April 30, 1999.)

     B-94 Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills LLC.

     B-95 Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC.

     B-96              Certificate of Formation of  Trigen-Cinergy  Solutions of
                       Rochester LLC.

     B-97 Certificate of Amendment of Trigen-Cinergy Solutions of Silver Grove LLC. (Filed under cover of Form SE.)

     B-98 Resolutions of Trigen-Cinergy Solutions of Silver Grove LLC. (Filed under cover of Form SE.)

     B-99             *Limited Liability Company Agreement of Trigen-Cinergy
                       Solutions of St. Paul LLC. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-100            *Certificate of Formation of Trigen-Cinergy Solutions of
                       Tuscola, LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-101            *Certificate of Incorporation of Cinergy Supply Network,
                       Inc.(Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-102            *By-laws of Cinergy  Supply  Network,  Inc.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-103            *Articles of  Organization  of Reliant  Services,  LLC.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-104            *Articles of Incorporation of Technology. (Exhibit to
                       Cinergy's  Form U5S filed May 1, 1996.)

     B-105            *By-laws of Technology. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-106            *Amended Articles of Incorporation of Enertech.  (Exhibit
                       to Cinergy's Form U5S filed May 1, 1997.)

     B-107            *Regulations of Enertech. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-108            *Certificate  of  Incorporation  of  Global  Resources.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-109            *By-laws of Global Resources. (Exhibit to Cinergy's Form
                       U5S filed April 30, 1999.)

     B-110            *Certificate of Incorporation of Global Power.  (Formerly
                       Cinergy Investments MPI, Inc.) (Exhibit to Cinergy's Form
                        U5S filed May 1, 1998.)

     B-111            *By-laws of Global Power. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1998.)

     B-112            *Certificate  of  Incorporation  of Cinergy Global Ely,
                       Inc.(Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-113            *By-laws  of  Cinergy  Global  Ely,  Inc.  (Exhibit  to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-114            *Articles  of  Association  of EPR Ely  Power  Limited.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-115            *Articles of Association of EPR Ely Limited. (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-116             Articles of Association of Ely Power Limited.

     B-117             Articles of Association of Anglian Straw Limited.

     B-118             Certificate of Incorporation of Cinergy Global Foote
                       Creek, Inc.

     B-119             By-laws of Cinergy Global Foote Creek, Inc.

     B-120 Certificate of Formation of Foote Creek III, LLC. (Filed under cover of Form SE.)

     B-121             Certificate of Incorporation of Cinergy Global Foote
                       Creek II, Inc.

     B-122             By-laws of Cinergy Global Foote Creek II, Inc.

     B-123 Certificate of Formation of Foote Creek II, LLC. (Filed under cover of Form SE.)

     B-124            *Articles  of  Association  of  Cinergy  Global  Power
                       Services Limited. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-125            *Articles  of  Association  of  Cinergy  Global  Power
                       Limited. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-126            *Articles of Association of MPI  International  Limited.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-127            *Certificate  of  Incorporation  on name  change of MPI
                       International Limited. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-128            *Articles of  Association  of Cinergy Global Power (UK)
                       Limited. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-129             Articles of Association of Cinergy Global Trading
                       Limited.

     B-130            *Certificate  of  Incorporation  of Cinergy  Global San
                       Gorgonio, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-131            *By-laws of Cinergy Global San Gorgonio,  Inc.  (Exhibit
                       to Cinergy's Form U5S filed April 30, 1999.)

     B-132            *Certificate of Formation of San Gorgonio Westwinds II,
                       LLC.(Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-133            *Certificate  of   Incorporation   of  Cinergy  Global
                       Holdings, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-134            *By-laws of Cinergy Global  Holdings,  Inc.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-135            *Articles  of  Association  of  Cinergy  Holdings  B.V.
                       (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-136            *Articles of Association of Cinergy Zambia B.V. (Exhibit
                       to Cinergy's Form U5S filed April 30, 1999.)

     B-137            *Articles of Association of Copperbelt. (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-138            *Articles of Association of Cinergy Turbines B.V. (Exhibit
                       to Cinergy's Form U5S filed April 30, 1999.)

     B-139            *Certificate  of  Incorporation  of EOS I.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-140            *Certificate  of  Incorporation  of EOS II. (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-141            *Articles of Association of Cinergy Hydro B.V.  (Exhibit
                       to Cinergy's Form U5S filed April 30, 1999.)

     B-142            *Articles of Association of Crisa. (Exhibit to Cinergy's
                       Form U5S filed April 30, 1999.)

     B-143             Certificate of Incorporation of Cinergy Global Power
                       Iberia, S.A.

     B-144             Articles of Association of Cinergy Global Power
                       Iberia, S.A.

     B-145             Certificate of Incorporation of Escambeo, S.L.

     B-146             Articles of Association of Escambeo, S.L.

     B-147             Certificate of Incorporation of Parque Eolico de Ascoy,
                       S.A.

     B-148             Articles of Association of Parque Eolico de Ascoy, S.A.

     B-149             Certificate of Incorportion of Ventoabrego, S.L.

     B-150             Articles of Association of Ventoabrego, S.L.

     B-151            *Articles of Association of Vendresse Limited.  (Exhibit
                       to Cinergy's Form U5S filed April 30, 1999.)

     B-152            *Articles of Association of Cinergy 1 B.V.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-153            *Statement of  Incorporation  of Startekor.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-154            *Statement  of  Incorporation  of  Narva.  (Exhibit  to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-155            *Articles of Association of Cinergy Global
                       Resources 1 B.V. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-156            *Extract  from  the  Companies  Register  for  Moravske
                       Teplarny a.s. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-157            *Extract  from  the  Companies  Register  for  Plzenska
                       Energetika s.r.o. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-158            *Articles of Association  of Cinergy  Global  Resources
                       a.s.(Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-159 Articles of Association of Cinergetika U/L a.s. (Filed under cover of Form SE.)

     B-160             Articles of  Association  of  Energetika  Chropyne a.s.
                       (Filed under cover of Form SE.)

     B-161             Articles of  Association  of Teplarna  Otrokovice  a.s.
                       (Filed under cover of Form SE.)

     B-162            *Articles of Association of Cinergy 2 B.V.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-163            *Certificate of Incorporation  of Desebro.  (Exhibit to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-164             Certificate of Incorporation of Northeolic Pico Gallo,
                       S.L.

     B-165             Articles of Association of Northeolic Pico Gallo, S.L.

     B-166             Certificate of Incorporation of Desarrollos Eolico El
                       Aguila, S.A.

     B-167             Articles of Association of Desarrollos Eolico El Aguila,
                       S.A.

     B-168             Certificate of Incorporation of Sinergia Aragonesa, S.L.

     B-169             Articles of Association of Sinergia Aragonesa, S.L.

     B-170             Deed of Incorporation of Cinergy Global Baghabari I B.V.

     B-171             Certificate of Incorporation of Cinergy Global Baghabari
                       I B.V.

     B-172             Certificate of Incorporation of Baghabari Power Company
                       Limited.

     B-173 Articles of Association of Baghabari Power Company Limited. (Filed under cover of Form SE.)

     B-174             Deed of Incorporation of Cinergy Global Baghabari II B.V.

     B-175             Certificate of Incorporation of Cinergy Global Baghabari
                       II B.V.

     B-176             Deed of Incorporation of Cinergy Global 3 B.V.

     B-177             Certificate of Incorporation of Cinergy Global 3 B.V.

     B-178             Deed of Incorporation of Cinergy Global 4 B.V.

     B-179             Certificate of Incorporation of Cinergy Global 4 B.V.

     B-180            *Memorandum of Association of Cinergy Global (Cayman)
                       Holdings, Inc. (formerly Cinergy MPI III, Inc.). (Memorandums of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-181            *Articles of Association of Cinergy Global (Cayman)
                       Holdings, Inc. (formerly Cinergy MPI III, Inc.). (Articles of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.)
                       (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-182            *Memorandum of Association of Cinergy Global Hydrocarbons
                       Pakistan (formerly Cinergy MPI I, Inc.). (Memorandums of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-183            *Articles of Association of Cinergy Global Hydrocarbons
                       Pakistan. (Articles of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-184            *Memorandum of Association of Cinergy Global Tsavo Power
                       (formerly Cinergy MPI II, Inc.). (Memorandums of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed
                       May 1, 1998.)

     B-185            *Articles of Association of Cinergy Global Tsavo Power
                       (formerly Cinergy MPI II, Inc.). (Articles of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-186            *Articles  of  Association  of  Semutang.  (Exhibit  to
                       Cinergy's Form U5S filed April 30, 1999.)

     B-187 No information is being filed under the designation of Exhibit B-187.

     B-188            *Certificate of Incorporation of Cinergy UK.  (Exhibit to
                       Cinergy's  Form U5S filed May 1, 1997.)

     B-189            *By-laws of Cinergy UK. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1997.)

     B-190             By-laws of Cinergy UK as amended, July 15, 1999.

     B-191            *Articles of Incorporation of Argentina.  (Exhibit to
                       Cinergy's  Form U5S filed May 1, 1996.)

     B-192            *By-laws of Argentina. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-193            *Articles of Incorporation of Costanera.  (Exhibit to
                       Cinergy's  Form U5S filed May 1, 1996.)

     B-194            *By-laws of Costanera. (Exhibit to Cinergy's Form U5S
                       filed May 1, 1996.)

     B-195            *Articles of Incorporation of PSI Energy Argentina,  Inc.
                       (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-196            *By-laws of PSI Energy Argentina, Inc. (Exhibit to
                       Cinergy's Form U5S filed May 1, 1996.)

     B-197             Memorandum of Association of Anglian Straw Limited.

     B-198             Certificate of Incorporation of Ely Power Limited.
                       (Filed under cover of Form SE.)

     C-1              *Original  Indenture (First Mortgage Bonds) dated
                       September 1, 1939, between PSI and The First National Bank of Chicago, as Trustee (Exhibit A-Part 3 in File No. 70-258), and LaSalle National Bank as successor Trustee (Supplemental Indenture dated March 30, 1984).

     C-2              *Twenty-fifth Supplemental Indenture between PSI and The
                       First National Bank of Chicago dated September 1, 1978. (Exhibit to File No. 2-62543.)

     C-3              *Thirty-fifth Supplemental Indenture between PSI and The
                       First National Bank of Chicago dated March 30, 1984. (Exhibit to PSI's 1984 Form 10-K in File No.1-3543.)

     C-4              *Forty-second  Supplemental  Indenture between PSI and
                       LaSalle National Bank dated August 1, 1988. (Exhibit to PSI's 1988 Form 10-K in File No. 1-3543.)

     C-5              *Forty-fourth  Supplemental  Indenture between PSI and
                       LaSalle National Bank dated March 15, 1990. (Exhibit to PSI's 1990 Form 10-K in File No. 1-3543.)

     C-6              *Forty-fifth  Supplemental  Indenture  between PSI and
                       LaSalle National Bank dated March 15, 1990. (Exhibit to PSI's 1990 Form 10-K in File No. 1-3543.)

     C-7              *Forty-sixth  Supplemental  Indenture  between PSI and
                       LaSalle National Bank dated June 1, 1990. (Exhibit to PSI's 1991 Form 10-K in File No. 1-3543.)

     C-8              *Forty-seventh  Supplemental Indenture between PSI and
                       LaSalle National Bank dated July 15, 1991. (Exhibit to PSI's 1991 Form 10-K in File No. 1-3543.)

     C-9              *Forty-eighth  Supplemental  Indenture between PSI and
                       LaSalle National Bank dated July 15, 1992. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

     C-10             *Forty-ninth  Supplemental  Indenture between PSI and
                       LaSalle National Bank dated February 15, 1993. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

     C-11             *Fiftieth Supplemental Indenture between PSI and LaSalle
                       National Bank dated February 15, 1993. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

     C-12             *Fifty-first Supplemental Indenture between PSI and
                       LaSalle National Bank dated February 1, 1994. (Exhibit to PSI's 1993 Form 10-K in File No. 1-3543.)

     C-13             *Fifty-second  Supplemental Indenture between PSI and
                       LaSalle National Bank dated April 30, 1999. (Exhibit to PSI's March 31, 1999, Form 10-Q in File No.1-3543.)

     C-14             *Indenture (Secured Medium-term Notes, Series A), dated
                       July 15, 1991, between PSI and LaSalle National Bank, as Trustee. (Exhibit to PSI's Form 10-K/A, Amendment No. 2, dated July 15, 1993, in File No. 1-3543.)

     C-15             *Indenture (Secured Medium-term Notes, Series B), dated
                       July 15, 1992, between PSI and LaSalle National Bank, as Trustee. (Exhibit to PSI's Form 10-K/A, Amendment No. 2, dated July 15, 1993, in File No. 1-3543.)

     C-16             *Loan Agreement between PSI and the City of Princeton,
                       Indiana dated as of November 7, 1996. (Exhibit to PSI's September 30, 1996, Form 10-Q in File No. 1-3543.)

     C-17             *Loan Agreement between PSI and the City of Princeton,
                       Indiana dated as of February 1, 1997. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

     C-18             *Indenture dated November 15, 1996, between PSI and The
                       Fifth Third Bank, as Trustee. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

     C-19             *First Supplemental Indenture (6.35% due 2006) dated
                       November 15, 1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

     C-20             *Third Supplemental Indenture dated as of March 15, 1998,
                       between PSI and the Fifth Third Bank, as Trustee. (Exhibit to PSI's 1997 Form 10-K in File No. 1-3543.)

     C-21             *Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)

     C-22             *Fifth Supplemental Indenture dated as of December 15,
                       1998, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's 1998 form 10-K in File No. 1-3543.)

     C-23             *Sixth Supplemental Indenture dated as of April 30, 1999,
                       between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's March 31, 1999, Form 10-Q in
                       File No. 1-3543.)

     C-24             *Seventh Supplemental Indenture dated as of October 20,
                       1999, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's September 30, 1999, Form 10-Q in
                       File No. 1-3543.)

     C-25 *Unsecured Promissory Note dated as of October 14, 1998, between PSI and the Rural Utilities Service. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)

     C-26             *Loan Agreement between PSI and the Indiana Department
                       Finance Authority dated as of July 15, 1998. Exhibit to PSI's June 30, 1998, Form 10-Q in File No. 1-3543.)

     C-27             *Original Indenture (First Mortgage Bonds) between CG&E
                       and The Bank of New York (as successor Trustee) dated as of August 1, 1936. (Exhibit to CG&E's Registration Statement No. 2-2374.)

     C-28             *Fourteenth Supplemental Indenture between CG&E and The
                       Bank of New York dated as of November 2, 1972. (Exhibit to CG&E's Registration Statement No. 2-60961.)

     C-29             *Thirty-third Supplemental Indenture between CG&E and The
                       Bank of New York dated as of September 1, 1992.
                       (Exhibit to CG&E's Registration Statement No. 33-53578.)

     C-30             *Thirty-fourth Supplemental Indenture between CG&E and
                       The Bank of New York dated as of October 1, 1993. (Exhibit to CG&E's September 30, 1993, Form 10-Q in File No. 1-1232.)

     C-31             *Thirty-fifth Supplemental Indenture between CG&E and The
                       Bank of New York dated as of January 1, 1994. (Exhibit to CG&E's Registration Statement No. 33-52335.)

     C-32             *Thirty-sixth  Supplemental Indenture between CG&E and
                       The Bank of New York dated as of February 15, 1994. (Exhibit to CG&E's Registration Statement No. 33-52335.)

     C-33             *Thirty-seventh  Supplemental  Indenture  between CG&E
                       and The Bank of New York dated as of October 4, 1996. (Exhibit to Cinergy's 1996 Form 10-K in File No.1-11377.)

     C-34             *Loan Agreement between CG&E and County of Boone, Kentucky dated as of February 1, 1985. (Exhibit to CG&E's 1984 Form 10-K in File No. 1-1232.)

     C-35             *Repayment Agreement between CG&E and The Dayton Power and
                       Light Company dated as of December 23, 1992. (Exhibit to CG&E's 1992 Form 10-K in File No. 1-1232.)

     C-36             *Loan Agreement between CG&E and County of Boone, Kentucky dated as of January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

     C-37             *Loan Agreement between CG&E and State of Ohio Air Quality
                       Development Authority dated as of December 1, 1985. (Exhibit to CG&E's 1985 Form 10-K in File No. 1-1232.)

     C-38             *Loan Agreement between CG&E and State of Ohio Air Quality
                       Development Authority dated as of December 1, 1985. (Exhibit to CG&E's 1985 Form 10-K in File No. 1-1232.)

     C-39             *Loan Agreement between CG&E and the State of Ohio Air
                       Quality Development Authority dated as of September 13, 1995. (Exhibit to CG&E's September 30, 1995, Form 10-Q in File No. 1-1232.)

     C-40             *Loan Agreement between CG&E and the State of Ohio Air
                       Quality Development Authority dated as of September 13, 1995. (Exhibit to CG&E's September 30, 1995, Form 10-Q in File No. 1-1232.)

     C-41             *Loan Agreement between CG&E and State of Ohio Water
                       Development Authority dated as of January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

     C-42             *Loan Agreement between CG&E and State of Ohio Air Quality
                       Development Authority dated as of January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

     C-43             *Original Indenture (Unsecured Debt Securities) between
                       CG&E and The Fifth Third Bank dated as of May 15, 1995. (Exhibit to CG&E's Form 8-A dated July 24, 1995, in File No. 1-1232.)

     C-44             *First Supplemental Indenture between CG&E and The Fifth
                       Third Bank dated as of June 1, 1995. (Exhibit to CG&E's June 30, 1995, Form 10-Q in File No. 1-1232.)

     C-45             *Second Supplemental Indenture between CG&E and The Fifth
                       Third Bank dated as of June 30, 1995. (Exhibit to CG&E's Form 8-A dated July 24, 1995, in File No. 1-1232.)

     C-46             *Third Supplemental Indenture between CG&E and The Fifth
                       Third Bank dated as of October 9, 1997. (Exhibit to CG&E's September 30, 1997, Form 10-Q in File No. 1-1232.)

     C-47             *Fourth Supplemental Indenture between CG&E and The Fifth
                       Third Bank dated as of April 1, 1998. (Exhibit to CG&E's March 31, 1998, Form 10-Q in File No. 1-1232.)

     C-48             *Fifth Supplemental Indenture between CG&E and The Fifth
                       Third Bank dated as of June 9, 1998. (Exhibit to CG&E's June 30, 1998, Form 10-Q in File No. 1-1232.)

     C-49             *Original Indenture (First Mortgage Bonds) between ULH&P
                       and The Bank of New York dated as of February 1, 1949. (Exhibit to ULH&P's Registration Statement No. 2-7793.)

     C-50             *Fifth Supplemental Indenture between ULH&P and The Bank
                       of New York dated as of January 1, 1967. (Exhibit to CG&E's Registration Statement No. 2-60961.)

     C-51             *Thirteenth Supplemental Indenture between ULH&P and The
                       Bank of New York dated as of August 1, 1992. (Exhibit to ULH&P's 1992 Form 10-K in File No. 2-7793.)

     C-52             *Original Indenture (Unsecured Debt Securities) between
                       ULH&P and The Fifth Third Bank dated as of July 1, 1995. (Exhibit to ULH&P's June 30, 1995, Form 10-Q in
                       File No. 2-7793.)

     C-53             *First Supplemental Indenture between ULH&P and The Fifth
                       Third Bank dated as of July 15, 1995. (Exhibit to ULH&P's June 30, 1995, Form 10-Q in File No. 2-7793.)

     C-54             *Second Supplemental Indenture between ULH&P and The Fifth
                        Third Bank dated as of April 30, 1998. (Exhibit to ULH&P's March 31, 1998 Form 10-Q in File No. 2-7793.)

     C-55             *Third Supplemental Indenture between ULH&P and The Fifth
                       Third Bank dated as of December 8, 1998. (Exhibit to ULH&P's 1998 Form 10-K in File No. 2-7793.)

     C-56             *Fourth Supplemental Indenture between ULH&P and The Fifth
                       Third Bank dated as of September 17, 1999. (Exhibit to ULH&P's September 30, 1999, Form 10-Q in File No.2-7793.)

     C-57             *Base Indenture dated as of October 15, 1998, between
                       Global Resources and The Fifth Third Bank as Trustee. (Exhibit to Cinergy's September 30, 1998, Form 10-Q in File No. 1-11377.)

     C-58             *First Supplemental Indenture dated as of October 15,
                       1998, between Cinergy and The Fifth Third Bank as Trustee. (Exhibit to Cinergy's September 30, 1998, Form 10-Q in File No. 1-11377.)

     C-59             *Indenture dated as of December 16, 1998, between Cinergy
                       and The Fifth Third Bank. (Exhibit to Cinergy's 1998 Form 10-K in File No. 1-11377.)

     C-60             *Indenture dated as of April 15, 1999, between Cinergy
                       and The Fifth Third Bank. (Exhibit to Cinergy's March 31, 1999, Form 10-Q in File No. 1-11377.)

     C-61             *Agreement for Purchase and Sale of Assets, dated
                       March 31, 1994, by and between Columbia Gas as Seller and KO Transmission as Buyer. (Exhibit to Cinergy's Form U5B filed January 23, 1995.)

     C-62             *Agreement for Purchase and Sale of Line AM-4, dated
                       March 31, 1994, by and between Columbia Gas as Seller and KO Transmission as Buyer. Exhibit to Cinergy's Form U5B filed January 23, 1995.)

     D-1              *Agreement between Cinergy and subsidiary companies for
                       filing consolidated income tax returns and for allocation of consolidated income tax liabilities and benefits. (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

     D-2 Schedule detailing reallocation of 1998 taxes in accordance with agreement filed as Exhibit D-1 (Filed pursuant to Rule 104(b).)

     F-1               Consent of Independent Public Accountants.

     F-2               Consolidating Financial Statements of Cinergy for 1999.

     F-3               Consolidating Financial Statements of CG&E for 1999.

     F-4 Consolidating Financial Statements of Investments for 1999. (Filed pursuant to Rule 104(b).)

     F-5 Consolidating Financial Statements of Capital & Trading for 1999. (Filed pursuant to Rule 104(b).)

     F-6               Consolidating Financial Statements of Solutions for 1999.
                       (Filed pursuant to Rule 104(b).)

     F-7 Consolidating Financial Statements of Cinergy Business Solutions for 1999. (Filed pursuant to Rule 104(b).)

     F-8 Consolidating Financial Statements of Global Resources for 1999. (Filed pursuant to Rule 104(b).)

     F-9 Consolidating Financial Statements of Global Power for 1999. (Filed pursuant to Rule 104(b).)

     F-10 Consolidating Financial Statements of Cinergy Global Resources 1 B.V. (Filed pursuant to Rule 104(b).)

     F-11 Financial Statements of Cadence for 1999. (Filed pursuant to Rule 104(b).)

     F-12              Financial  Statements of CinCap IV, LLC for 1999.
                       (Filed pursuant to Rule 104(b).)

     F-13 Summary of Selected Financial Information of Trigen-Cinergy Joint Ventures for 1999. (Filed pursuant to Rule 104(b).)

     F-14              Financial  Statements of Reliant  Services, LLC for 1999.
                       (Filed pursuant to Rule 104(b).)

     F-15 Item 6. Part III - Supplemental Information Regarding Compensation and Security Ownership of Officers and Directors of System Companies.

     F-16 Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form Nos. 1 and 2 of CG&E. (Filed under cover of Form SE.)

     F-17 Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form No. 1 of PSI. (Filed under cover of Form SE.)

     F-18 Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form Nos. 1 and 2 of ULH&P. (Filed under cover of Form SE.)

     F-19 Classified plant accounts and related depreciation or amortization reserve schedules included in the Annual Report of West Harrison to the Indiana Utility Regulatory Commission (IURC). (Filed under cover of Form SE.)

     F-20 Classified plant accounts and related depreciation or amortization reserve schedules included in the Annual Report of Lawrenceburg to the IURC. (Filed under cover of Form SE.)

     F-21 The FERC Form No. 2A for KO Transmission. (Filed under cover of Form SE.)

     F-22 The Annual Report on Trigen-Cinergy Solutions LLC to the Public Utilities Commission of Ohio. (Filed under the cover of Form SE).

     F-23 Financial Statements of CinCap V, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-24 Financial Statements of Lattice Communications, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-25 Financial Statements of Centrus, LLP for 1999. (Filed pursuant to Rule 104(b).)

     G                 Financial Data Schedules for Cinergy and  subsidiaries.
                       (Included in electronic submission only.)

     H Organizational chart showing the relationship of EWGs and FUCOs to other system companies.

     I-1 Financial Statements of EPR Ely Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-2 Financial Statements of Copperbelt for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-3 Financial Statements of EOS I for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-4 Financial Statements of EOS II for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-5 Financial Statements of Crisa for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-6 Financial Statements of Ascoy for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-7 Financial Statements of Narva for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-8 Financial Statements of Teplarny for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-9 Financial Statements of Energetika for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-10 Financial Statements of Cinergetika for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-11 Financial Statements of Chropyne for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-12 Financial Statements of Desebro for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-13 Financial Statements of Semutang for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     J                 Response to Item 9, Part I (c) for all EWGs and FUCOs.
                       (Filed pursuant to Rule 104(b).)

                                            SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                                                   CINERGY CORP.

                                     BY:         /S/ANDREW M. TURK     _

                                                  Andrew M. Turk
                                           Vice President and Treasurer

Date:  April 28, 2000